Exhibit 10.6

OFFICE LEASE

THE MERCHANDISE MART

CHICAGO, ILLINOIS

TENANT: ALLSCRIPTS, LLC

DATE: SEPTEMBER 17, 2004

OFFICE LEASE

THE MERCHANDISE MART

CHICAGO, ILLINOIS

TENANT: ALLSCRIPTS, LLC

A Delaware limited liability company

TABLE OF CONTENTS

1.	DEMISED PREMISES; TERM	1
2.	USE	2
3.	BASE RENT	3
4.	RENT ADJUSTMENTS	4
5.	CONDITION OF PREMISES	9
6.	POSSESSION	9
7.	REPAIRS	11
8.	ALTERATIONS	13
9.	SERVICES	16
10.	COVENANT AGAINST LIENS	20
11.	WAIVER OF CLAIMS	20
12.	ASSIGNMENT AND SUBLETTING	21
13.	EXPENSES OF ENFORCEMENT	25
14.	LANDLORD’S LIEN	25
15.	LANDLORD’S REMEDIES	25
16.	SURRENDER OF POSSESSION	26
17.	HOLDOVER	27
18.	ENVIRONMENTAL MATTERS	28
19.	NOTICE	30
20.	NO SOLICITATION	31
21.	CONDEMNATION	31
22.	NONWAIVER	31
23.	WAIVER OF NOTICE	32
24.	FIRE OR CASUALTY	32
25.	INSURANCE	34
26.	CERTAIN RIGHTS RESERVED BY LANDLORD	36
27.	RULES AND REGULATIONS	38
28.	MISCELLANEOUS	41
29.	ATTORNMENT	43
30.	ESTOPPEL CERTIFICATE	44
31.	BROKERS	45

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32.	SECURITY DEPOSIT	45
33.	SHELL AND CORE WORK, LANDLORD’S TURN-KEY WORK, & LANDLORD’S COMMON AREA WORK	47
34.	OPTIONS TO EXTEND TERM	49
35.	FAIR MARKET RENT; ARBITRATION PROCEDURES	51
36.	COVENANT OF QUIET ENJOYMENT	53
37.	ENTIRE AGREEMENT	53
38.	LIMITATION OF LANDLORD’S LIABILITY	54

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EXHIBITS

EXHIBIT A	PLAN OF PREMISES

EXHIBIT B	EXAMPLE STATEMENT REGARDING OPERATING EXPENSES AND OWNERSHIP TAXES

EXHIBIT C	O&M SUMMARY

EXHIBIT D	JANITORIAL SPECIFICATIONS

EXHIBIT E	RATES FOR LANDLORD’S SUPERVISION AND GENERAL CONDITIONS

EXHIBIT F	SHELL AND CORE WORK

EXHIBIT G	PRELIMINARY DRAWINGS; SPECIFICATIONS; AND SCHEDULE

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THE MERCHANDISE MART

This Lease made as of September 17, 2004 between MERCHANDISE MART L.L.C., a Delaware limited liability company (“Landlord”) and ALLSCRIPTS, LLC, a Delaware limited liability company (“Tenant”).

Witnesseth

1. DEMISED PREMISES; TERM

(A) Landlord does hereby demise and lease to Tenant, and Tenant accepts that certain space shown hatched on Exhibit “A” which is attached hereto and made a part hereof, consisting of approximately 12,899 rentable square feet (subject to the expansion rights contained in this Lease) and commonly described as a portion of the 20th floor(s) (“Premises”) of The Merchandise Mart, a building located at Merchandise Mart Plaza (“Building”) constructed on property bounded by West Kinzie Street, North Orleans Street, the Chicago River, and North Wells Street in Chicago, Illinois (such land and Building hereinafter referred to, together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the “Property”), for a term beginning on the Commencement Date (as hereinafter defined and ending on the tenth (10th) Lease Year (as hereinafter defined) thereafter (“Term”), unless sooner terminated as provided herein, subject to the terms, covenants and agreements herein contained.

The Commencement Date shall be deemed to be the date on which the Landlord’s Work (as defined in Article 33 hereof) is Substantially Complete (as hereinafter defined) or would have been Substantially Complete but for Tenant Delay. For purposes of this Lease, “Substantially Complete” or “Substantially Completed” shall mean when all of the following have occurred: (i) the completion of construction and installation of all Landlord’s Work as evidenced by a certificate of completion delivered by the architect, subject only to a punch-list of minor uncompleted items of finish or construction the incompletion of which does not materially interfere with Tenant’s intended use of the Premises; and (ii) full and exclusive possession of the Premises has been delivered to Tenant in accordance with Article 6 hereof.

For purposes of this Lease, “Lease Year” shall mean a period of twelve (12) consecutive calendar months, the first of which shall commence on the Commencement Date if the Commencement Date shall be the first day of a calendar month, or on the first day of the first calendar month following the Commencement Date if the Commencement Date shall be other than on the first day of a calendar month, and shall end on the last day of the twelfth (12th) calendar month thereafter. Each successive Lease Year shall be a twelve (12) calendar month period commencing on the anniversary of the commencement of the first Lease Year.

(B) Landlord represents to Tenant that the rentable area of the Premises initially demised pursuant to this Article 1 has been computed in accordance with Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings known as American National Standard ANS1 Z65.1-1996, approved June 27, 1996 by American

National Standards Institute, Inc. (“BOMA Standards”) with a 15% add on factor to the usable area. If such measurement under BOMA Standards of the rentable square feet of the Premises is different than the rentable square feet set forth herein, the Tenant and Landlord shall execute an amendment to this Lease setting forth the correct rentable square feet and the corresponding Base Rent, Landlord’s Contribution and Tenant’s Proportionate Share. In the event that any additional space at any time is to be demised hereunder, it shall be computed in accordance with the same BOMA Standards set forth above.

2. USE. Tenant will use and occupy the Premises for general office purposes and other uses ancillary thereto and for no other use or purpose. Tenant will not use or permit upon the Premises anything that will invalidate any policies of insurance now or hereafter carried on the Building or that will increase the rate of insurance on the Premises or on the Building. Tenant will pay all extra insurance premiums on the Building which may be caused by the use which Tenant shall make of the Premises (other than a use stated in the first sentence hereof). Tenant will not (a) use or permit upon the Premises anything that may be unreasonably dangerous to life or limb; (b) in any manner deface or injure the Building or any part thereof or overload the floors of the Premises; or (c) do anything or permit anything to be done upon the Premises in any way creating a nuisance or disturbing any other tenant in the Building or the occupants of neighboring property. Tenant shall further not carry-on or permit any activities which might: (1) involve the storage, use or disposal of medical or hazardous waste or substances or the creation of an environmental hazard other than such substances in such amounts customarily used in normal office operations; or (2) impair or interfere in any material way with (i) the structure of the Building or the operation of Building systems, (ii) the character, reputation or appearance of the Building as a first-class building, (iii) the furnishing of services (including utilities, telephone and communications) to any portion of the Building, or (iv) the enjoyment by any other occupants of the Building or the benefits of such occupancy (for example, free of unreasonable noise, odors or vibration emanating from the Premises). The Premises shall not be used for the purposes of any so called “office suites”, schools, employment agencies, medical treatment facilities, governmental entities, advertising agencies or any retail, showroom or wholesale activities. Tenant will fully and promptly comply, and operate the Premises in conformity, with all applicable federal, state and municipal laws, ordinances, codes, regulations and requirements respecting the Premises or Tenant’s use or occupancy thereof, and activities therein provided, however, Tenant shall not be responsible for assuring that the “Building Systems” (as defined in Article 7 hereof), other than any Building Systems constructed or installed by Tenant, are in compliance with such laws, ordinances, codes, regulations or requirements. Tenant will not use the Premises for lodging or sleeping purposes, nor conduct or permit to be conducted on the Premises any business or activity which is contrary to the provisions of this Lease or in violation of any applicable governmental laws, ordinances, codes, regulations and requirements. Tenant shall promptly pay (or appropriately contest if permitted) all taxes of whatever kind which are imposed upon Tenant but which are to be collected by Landlord. Tenant shall at no time sell food on or from the Premises except for vending machines and other meal preparation areas for its employees provided that such machines and areas are installed and operated in accordance with all applicable laws and codes. Tenant shall at no time sell (within the meaning of the Illinois Liquor Control Act, as now or hereafter amended) alcoholic liquor on or from the Premises, provided, however, that Tenant may occasionally give complimentary food and alcoholic liquor to its employees and guests on the Premises, on condition that Tenant shall comply with all applicable governmental requirements, and on further condition that, prior to the giving of such alcoholic liquor, Tenant shall procure and maintain at all times such beverages are served (or cause to be procured and maintained at all times such beverages are served) in force a policy of or endorsement for host liquor liability insurance, as set forth in Article 25 hereof.

3. BASE RENT.

(A) Tenant shall pay to Landlord an annual base rent (“Base Rent”) for the Premises (based on 12,899 rentable square feet) as shown below for each respective period in equal monthly installments during each respective period as follows:

PERIOD	ANNUAL BASE RENT	MONTHLY INSTALLMENT	SQ. FT. RATE
Commencement Date - 12/31/05	$296,677.00	$24,723.08	$23.00
01/01/06 – 12/31/06	$304,158.42	$25,346.54	$23.58
01/01/07 – 12/31/07	$311,768.83	$25,980.74	$24.17
01/01/08 – 12/31/08	$319,508.23	$26,625.69	$24.77
01/01/09 – 12/31/09	$327,505.61	$27,292.13	$25.39
01/01/10 – 12/31/10	$335,760.97	$27,980.08	$26.03
01/01/11 – 12/31/11	$344,145.32	$28,678.78	$26.68
01/01/12 – 12/31/12	$352,787.65	$29,398.97	$27.35
01/01/13 – 12/31/13	$361,558.97	$30,129.91	$28.03
01/01/14 – 12/31/14	$370,588.27	$30,882.36	$28.73

Tenant shall pay each installment of Base Rent in advance on the first day of every calendar month of the Term. All such payments shall be made payable to Landlord or Landlord’s agent and shall be made at the office of the Building or at such other places and to such other parties as Landlord shall from time to time by written notice appoint. Base Rent shall be payable without any prior demand therefor and without any deductions or set-offs whatsoever. If the Term commences on a day other than the first day of the calendar month, or ends on a day other than the last day of the calendar month, the Base Rent for such fractional month shall be prorated on the basis of 1/365th of the annual Base Rent for each day of such fractional month.

(B) In additional to any rent abatement or credit given to Tenant in accordance with Article 6 below, so long as there has not occurred a Default of this Lease by Tenant that is not cured after any applicable notice and cure period specifically set forth herein, Base Rent shall abate in full for a period of six (6) calendar months commencing on the Commencement Date (the “Abatement Period”). If at any time during the forgoing Abatement Period, there shall occur a Default of the terms of this Lease by Tenant that is not cured after any applicable notice and cure period specifically set forth herein, then in addition to all other rights, powers and remedies afforded to Landlord under this Lease, the abatement of Base Rent provided in the foregoing sentence shall immediately and without further notice terminate and Landlord shall be entitled to receive and collect and Tenant shall pay all Base Rent which would have been paid during the Abatement Period but for the abatement herein permitted within thirty (30) days of Landlord’s written demand.

4. RENT ADJUSTMENTS. Landlord and Tenant agree that the following rent adjustments shall be made with respect to each calendar year of the Term, or portion thereof, including the calendar year in which the Term of this Lease begins and the calendar year in which the Term of this Lease terminates, after the Base Year (which Base Year for purposes of this Lease shall be the calendar year ending on December 31, 2005). For purposes of such rent adjustments, Tenant’s Proportionate Share is agreed to be .38%, calculated by dividing the rentable square feet of the Premises by 3,443,440, which Landlord represents to Tenant to be the number of rentable square feet in the Building.

(A) Tenant shall pay to Landlord as additional rent an amount equal to Tenant’s Proportionate Share of the amount by which Real Estate Related Taxes (as hereinafter defined) paid in any calendar year during the Term after the Base Year exceed Real Estate Related Taxes paid in the Base Year. Subject to the provisions below in this Paragraph (A), “Real Estate Related Taxes” shall mean all taxes, assessments, impositions and governmental charges of every kind and nature (but excluding any fines or other penalties) which Landlord shall pay in a calendar year because of or in any way connected with the ownership, leasing, management, and operation of the Building and the Property. The definition of Real Estate Related Taxes is subject to the following:

(1) the amount of ad valorem real and personal property taxes against Landlord’s real and personal property to be included in Real Estate Related Taxes shall be the amount shown by the latest available tax bills required to be paid in the calendar year in respect of which Real Estate Related Taxes are being determined, regardless of the year to which such taxes are applicable. The amount of any tax refunds shall be deducted from Real Estate Related Taxes in the calendar year they are received by Landlord;

(2) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the calendar year in respect of which Real Estate Related Taxes are being determined;

(3) there shall be excluded from Real Estate Related Taxes all income taxes [except for a specific tax or excise on rents or other income from the Property (or on the value of leases thereon) or a specific gross receipts tax or excise on rents or other income from the Property (or on the value of leases thereon)], excess profit taxes, transfer, sale, gift, franchise, capital stock and inheritance or estate taxes, except to the extent that any such tax is in lieu of, in substitution for, or a supplement to, in whole or in part, any tax included in Real Estate Related Taxes;

(4) Real Estate Related Taxes shall also include, in the calendar year paid, all fees, costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in contesting or attempting to reduce or limit any Real Estate Related Taxes, regardless of whether any such reduction or limitation is obtained.

(B) Tenant shall also pay to Landlord as additional rent an amount equal to Tenant’s Proportionate Share of the amount by which Operating Expenses for any calendar year during the Term after the Base Year exceed Operating Expenses for the Base Year. Subject to the provisions below in this Paragraph (B), Operating Expenses shall mean, subject to the limitations contained herein, all expenses, costs and disbursements of every kind and nature paid, incurred, or otherwise arising in respect of a calendar year because of or in connection with the ownership, management, maintenance, repair, and operation of the Building and the Property. The definition of Operating Expenses is subject to the following:

(i) There shall be excluded from Operating Expenses: (1) costs of alterations and other leasehold improvements (including the supervision and administration of such construction) of tenant spaces and costs to relocate other tenants of the Building; (2) depreciation and amortization except as specifically provided herein; (3) principal and interest payments on mortgages, and financing or refinancing expenses; (4) return on investment; (5) Real Estate Related Taxes with the respect to which Tenant is liable for its Proportionate Share pursuant to the preceding paragraph (A) or any other amounts specifically excluded from the definition of “Real Estate Related Taxes” hereunder; (6) the cost of capital improvements, capital repairs or expenditures in the nature of capital replacements, and capital equipment, except as provided in clause (ii) below with respect to capital items resulting in a reduction or limitation in Operating Expenses or required to comply with governmental requirements; (7) ground lease or master lease rents or other costs or payments in connection therewith; (8) real estate brokers’ leasing commissions or compensation and any other expenses incurred in leasing space or procuring tenants; (9) any costs for which Landlord has received reimbursement (other than reimbursements from tenants under operating expense escalation clauses), whether from insurance or condemnation proceeds; (10) attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiation of leases with tenants or prospective tenants of the Building or in connection with pursuing collection related lawsuits; (11) expenses in connection with any service or other benefits of a type which are not provided to Tenant but which are provided to another tenant or occupant of the Building; (12) overhead and profit increment paid to parents, subsidiaries or affiliates of Landlord for services on or to the Building to the extent only that the costs of such services exceed the competitive costs of such services were they not so rendered by such parent, subsidiary or affiliate (subject, however, to the proviso in clause (15) below as to management fees); (13) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate; (14) advertising, marketing and promotional or similar expenditures; (15) management fees to the extent such fees exceed similar costs incurred for non-affiliated management in comparable office buildings in the area; provided, however, that in any event Tenant agrees that there may be included in Operating Expenses a management fee, whether paid to an affiliate of Landlord or an unrelated third party, in an amount up to 3% of gross revenues derived from the Building; (16) wages, salaries or other compensation paid to any employees of Landlord or management agent above the grade of building manager (with respect to the building manager and lower level employees or agents, same are includable on a pro-rata basis only to the extent such building manager or lower level employee or agent is engaged in servicing the Building, and with respect to any employees which provide services to the Building and to that certain property known as The Apparel Center, Landlord agrees to allocate the costs of such employees on a reasonable basis between the Building and The Apparel Center); (17) the costs of complying with the O & M Program (as defined in Article 8) and the costs incurred in connection with the removal, containment or other remediation of any asbestos containing materials in the Building in accordance with the O & M Program; (18) the costs for furnishing electricity or janitorial services provided to tenants’ spaces; (19) the cost of installing, equipping or operating any of the following specialty services at the Property-day care facility, health club, and workout facility or luncheon, athletic or recreational club; (20) the cost of acquiring and/or leasing sculptures, paintings and other objects of art in the Building (provided that all customary, non-extraordinary costs for maintaining and insuring any of the foregoing shall be includable in Operating Expenses); (21) legal, appraisal, accounting and other fees, disbursements, costs and charges and commissions incurred in connection with the sale, transfer, disposition or financing of the Building (or any interest therein or in Landlord or an entity comprising Landlord); and (22) expenses in connection with repairs or other work occasioned by the exercise of the right of eminent domain.

(ii) In the event Landlord makes any capital improvement or any capital repair in the nature of a capital replacement or installs any capital equipment during the Term hereof which (a) results in a reduction or limitation in Operating Expenses, or (b) is required to comply with any governmental rules, regulations or requirements applicable from time to time to the Building or to the Property and enacted or initially enforced after the date of execution hereof, the costs thereof, as amortized in each case on a straight-line basis (unless otherwise required by generally accepted accounting principles) over the useful life of the item so capitalized, may be included in Operating Expenses; provided, however, that the amount paid by Tenant for any calendar year or portion thereof which falls within the Term of this Lease on account of a capital item described in clause (a) above shall not exceed the reduction or limitation in Tenant’s Proportionate Share of Operating Expenses with respect to such calendar year or portion thereof by reason of such capital item. If the Building shall not have been fully occupied by tenants at any time during the Base Year or any succeeding calendar year, the Operating Expenses for such year may be equitably adjusted to reflect Landlord’s actual costs associated with Operating Expenses which vary with occupancy as though the Building had been fully occupied throughout such year.

(C) INTENTIONALLY OMITTED.

(D) In order to provide for current payments on account of increases in Real Estate Related Taxes and Operating Expenses over the Base Year, Tenant agrees, at Landlord’s request, to pay on account to Landlord for each calendar year of the Term or portion thereof following the Base Year, Tenant’s share of adjustments due for such ensuing calendar year or portion thereof, as reasonably estimated by Landlord from time to time, but not more than once for each calendar year, in equal monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount of such estimated rent adjustments or revisions thereto. The installments of estimated rent adjustments payable for each month of the current calendar year prior to the date of receipt of Landlord’s estimate shall be due and payable within thirty (30) days after the receipt of such estimate. If, as finally determined (whether in the succeeding calendar year at the time of delivery of the statement provided for in paragraph (E) hereof, or in the current calendar year when the final amount of any portion of Real Estate Related Taxes becomes known to Landlord), such rent adjustments shall be greater than or less than the aggregate of all installments so paid on account to Landlord prior to receipt of an invoice from Landlord, then, subject to the exercise by Tenant of the audit rights pursuant to Paragraphs (G) & (H) below, Tenant upon receipt of such invoice shall pay to Landlord within thirty (30) days immediately following such notification the amount of such underpayment, or, provided Tenant is not in Default hereunder, Landlord shall credit Tenant against the rent next coming due for the amount of such overpayment, or shall refund such amount to Tenant if no further rent is due, as the case may be. It is the intention hereunder to estimate from time to time the amount of increases in Real Estate Related Taxes and Operating Expenses for each calendar year over Real Estate Related Taxes and Operating Expenses for the Base Year, and then to finally determine such rent adjustments at the end of such calendar year or as soon thereafter as possible based upon actual increases in Real Estate Related Taxes and Operating Expenses for such calendar year.

(E) Landlord agrees to keep books and records showing the Real Estate Related Taxes and Operating Expenses in accordance with a system of accounts and accounting practices consistently maintained on a year-to-year basis in compliance with such provisions of this Lease as may affect such accounts. Landlord shall deliver to Tenant within one hundred fifty (150) days after the close of each calendar year (including the calendar year in which this Lease begins and the calendar year in which this Lease terminates), a statement certified by an officer of Landlord’s agent substantially in the form of the sample statement attached hereto and made a part hereof as Exhibit B. Failure or delay in delivering any such statement or accompanying invoice, or failure or delay in computing the rent adjustments pursuant to this Article 4, shall not be deemed a waiver by Landlord of its right to deliver such items nor shall any such failure or delay be deemed a release of Tenant’s obligations with respect to any such statement or invoice, or constitute a Landlord default hereunder. All rent adjustments payable hereunder shall be made without any deductions or set-offs whatsoever, subject to the other express terms and conditions of this Lease.

(F) The obligation of Tenant with respect to the payment of Base Rent and rent adjustments and Landlord’s obligations to credit or reimburse overpayments due hereunder shall survive the expiration or termination of this Lease. Any payment, refund, or credit made pursuant to this Article shall be made without prejudice to any right of Tenant to dispute, or of Landlord to correct, any items as billed pursuant to the provisions hereof. In the event that the Term of this Lease shall have been in effect for less than the full calendar year immediately preceding Tenant’s receipt of the invoices provided for in paragraphs (D) and (E) hereof or if the Term shall end on a day other than the last day of a calendar year, the rent adjustment shall be pro rata on a per diem basis. In no event shall any rent adjustment result in a decrease in the Base Rent payable from time to time hereunder.

(G) In the event that Tenant disputes the accuracy of the statement, or the information therein contained, furnished by Landlord to Tenant pursuant to Paragraph (E) above, Tenant may require upon delivering notice in writing within ninety (90) days after submission of such statement that Real Estate Related Taxes and Operating Expenses be audited by an independent, nationally-recognized public accounting firm selected by Tenant and reasonably satisfactory to Landlord, at Tenant’s expense, except as hereinafter provided. If as finally determined Tenant’s Proportionate Share of actual Operating Expenses and Real Estate Related Taxes for any calendar year is ninety-seven percent (97%) or less of Tenant’s Proportionate Share of Operating Expenses and Real Estate Related Taxes as shown in the statement furnished by Landlord to Tenant pursuant to Paragraph (E), Landlord shall promptly pay the reasonable costs and expenses incurred by Tenant in engaging such public accounting firm to render such statement and if it is finally determined that Tenant has overpaid for Tenant’s Proportionate Share of Operating Expenses or Real Estate Related Taxes as a result of an error by Landlord, Landlord shall credit to Tenant the amount of such overpayment in the manner provided above in Paragraph (D); provided, further, that if as finally determined Tenant’s Proportionate Share of actual Operating Expenses or actual Real Estate Related Taxes for any calendar year is greater than Tenant’s Proportionate Share of Operating Expenses or Real Estate Related Taxes as shown in such statement furnished by Landlord to Tenant, Landlord in such instance reserves the right to issue to Tenant an amended invoice adjusting the amount of Tenant’s Proportionate Share payable by Tenant to Landlord for such year.

(H) In the event Tenant selects such firm of independent nationally recognized certified public accountants to examine Landlord’s books and records for any calendar year, such firm shall promptly conduct such examination in accordance with generally accepted accounting principles consistently applied and, as soon as practicable, render to Landlord and Tenant a report stating such accountants’ determination of the Operating Expense and Real Estate Related Tax increase or decrease for such year over the Base Year and, if such determination is inconsistent with Landlord’s statement of Operating Expense or Real Estate Related Tax increase furnished to Tenant by Landlord, a reasonably-detailed basis for the determination and explanation of each discrepancy.

Such accountants engaged by Tenant may inspect, audit, review, copy and examine (and Landlord agrees to make the same available for such purposes) in Chicago, Illinois only such of Landlord’s books and records as are directly related to, as reasonably determined in accordance with generally accepted accounting standards, the preparation of Landlord’s statement of Operating Expense and Real Estate Related Tax increase, and such accountants engaged by Tenant may examine none of Landlord’s books and records with respect to any property other than the Property.

Landlord shall not be obligated to permit any individual to examine Landlord’s books and records unless such individual and such individual’s employer first execute and deliver to Landlord a written acknowledgment affirming that (i) such individual’s examinations of Landlord’s books and records shall be strictly confidential, and (ii) the results thereof and information derived therefrom or obtained in the course thereof shall not be (a) disclosed by such parties to any person other than such individual’s direct supervisor and Tenant’s employees who have a position within Tenant requiring them to know such information and other individuals to whom disclosure is required by law or governmental rule or regulation, or (b) used by such parties for any purpose other than in preparing the report to be rendered to Landlord and Tenant; provided, however, such results and information from the accountant’s examination may be used by Landlord and Tenant in enforcing their respective rights and obligations hereunder.

Tenant hereby covenants and agrees with Landlord that any examination of any information relating to Operating Expenses or Real Estate Related Taxes furnished by Landlord to Tenant and any examination of Landlord’s books and records by Tenant, its employees or agents shall be confidential in accordance with the provisions of this Paragraph (H) and the results of such examinations and information derived therefrom or obtained in the course thereof shall not be disclosed to anyone or used for any purpose other than as permitted pursuant to this Article 4.

5. CONDITION OF PREMISES. Tenant’s entry into possession of all or any part of the Premises after the Commencement Date shall be conclusive evidence as against Tenant that, to Tenant’s actual knowledge (without any independent investigation whatsoever), such part of the Premises was in good order and satisfactory condition when Tenant took possession, except for (a) any latent defects in the structure of the Building (including without limitation, the exterior of the Building and exterior windows of the Building), (b) any latent defects in the Landlord’s Work constructed in the Premises for Tenant’s occupancy or in the electrical, plumbing, HVAC or other common systems of the Building, excluding items of damage caused by Tenant, its agents, contractors and suppliers, and (c) any punchlist items in Landlord’s Work identified by Landlord and Tenant prior to Tenant’s entering into possession of the Premises for the purpose of conducting its business therein, excluding items of damage caused by Tenant, its agents, contractors and suppliers. Tenant acknowledges that no promise of Landlord or its agents to alter, remodel or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord or its agents to Tenant other than as may be contained herein.

6. POSSESSION.

(A) Notwithstanding anything to the contrary contained herein, Landlord shall deliver full and exclusive possession of the Premises to Tenant in accordance with the terms hereof (including, without limitation, with all Landlord’s Work in the Premises Substantially Completed) in broom clean condition no later than December 17, 2004, subject to extension on account of Force Majeure events and Tenant Delays (“Possession Date”). In the event that such possession of the Premises is not delivered to Tenant on or before the Possession Date, this Lease shall nevertheless continue in full force and effect; provided, however, that Base Rent shall abate, and Tenant shall receive a credit from Landlord against Base Rent, per diem for each day after the Possession Date that the Commencement Date has not occurred, and if the Commencement Date has not occurred by January 17, 2005, subject to extension on account of Force Majeure or Tenant Delays, Base Rent shall thereafter abate, and Tenant shall receive from Landlord a credit against Base Rent, in an amount equal to two (2) times the daily abatement of Base Rent for each day that the Commencement Date is delayed after January 17, 2005, or such later date as may be extended as a result of any Force Majeure event or Tenant Delay. All abatement and credits noted in this Article 6 shall be in addition to and included in the Abatement Period as defined in Article 3 above. In addition, if the Commencement Date has not occurred by June 1, 2005, or such later date as the case may be due to extensions noted herein, Tenant shall have the right, exercisable by written notice to Landlord at any time after June 1, 2005, or such later date if extended as provided herein, until the Commencement Date actually occurs, to terminate this Lease effective upon the delivery of such notice to Landlord. For the purpose of this Lease, a “Tenant Delay” shall mean any delay actually caused to the Possession Date as a result of any fault of Tenant or its agents or representatives in connection with any of the obligations of Tenant set forth in this Lease, including, without limitation, any delay in Tenant’s approval of any plans or specifications or other materials submitted by Landlord to Tenant for Tenant’s review and approval or due to any changes requested by Tenant in the scope or timing of the Landlord’s Turn-Key Work. The Possession Date shall be extended one (1) day for each day of such Tenant Delay or delay due to Force Majeure.

(B) Tenant shall have the right to enter into possession of all or any part of the Premises prior to the Commencement Date for the purpose of conducting its business therein, provided it does not interfere with Landlord’s Work. All of the covenants and conditions of this Lease (including, without limitation, Landlord’s provision of services as described in Article 9 hereof) shall be binding upon the parties hereto in respect of such pre-Term possession the same as if the first day of the Term had been fixed as of the date when Tenant entered into such possession, except that Tenant for the period prior to the Commencement Date, (i) Tenant’s obligation to pay any Base Rent shall be prorated to be equal to the applicable Base Rent multiplied times a fraction, the numerator of which is the rentable square footage of the portion of the Premises in possession by Tenant and the denominator of which is the rentable square footage of the Premises; and (ii) Tenant’s Proportionate Share for determining any rent adjustments pursuant to Article 4 hereof shall be equal to the rentable square footage of the portion of the Premises in possession by Tenant divided by 3,443,440. Tenant shall be responsible for the payment of all amounts pursuant to Article 9 from and after the date that Tenant so enters into possession.

(C) To the extent that any of the Premises are tenantable as of the Possession Date, Tenant may (but is under no obligation to) occupy such tenable portions in accordance with the terms of this Lease. In addition, if the Premises have not been Substantially Completed by the Possession Date and such failure to Substantially Complete is not the result of a Tenant Delay, if Tenant so requests, Landlord shall locate and lease to Tenant temporary office space in either the Building or 350 North Orleans (collectively known as “Mart Center Complex”), at Landlord’s sole discretion, in the amount of approximately 13,000 rentable square feet (“Temporary Space”) for the period and amounts set forth herein.

Landlord and Tenant shall meet periodically prior to the Possession Date to assess the progress of the Landlord’s Work and its timing. Tenant shall give Landlord not less than 15 days prior written notice of its election to occupy Temporary Space and Landlord and Tenant shall mutually and reasonably work together in order to develop an appropriate schedule to accomplish such occupancy.

In the event Tenant occupies Temporary Space, Tenant shall pay Landlord base rent and rent adjustments for such Temporary Space from the date of occupancy thereof until Tenant vacates such Temporary Space as follows: (i) if and to the extent any Temporary Space is required as a result of a delay which is not a Tenant Delay, all base rent and additional rent shall abate for all periods; and (ii) if and to the extent any Temporary Space is required by Tenant due to a Tenant Delay, base rent shall be due on such Temporary Space for such period of Tenant’s Delay in the annual amount of $25.50 per rentable square foot for Temporary Space (prorated based on the number of days of delay caused by such Tenant Delay). In no event shall Tenant’s occupancy of such Temporary Space extend beyond June 1, 2005. Tenant shall pay all costs associated with the movement and installation Tenant’s equipment, furniture, trade fixtures, supplies and other personal property, including all telephone and computer installations, into the Temporary Space and from the Temporary Space into the Premises.

7. REPAIRS.

(A) Tenant Repair Obligations. Subject to Force Majeure events (as defined below in this Article 7), Tenant will, at its own expense and subject to the provisions of Article 8 of this Lease, keep the “Tenant Responsible Premises” (as defined below in this Article 7) in good repair and tenantable condition at all times during the Term of this Lease, and Tenant shall promptly and adequately repair all damages to the Tenant Responsible Premises (except for reasonable wear and tear and as otherwise provided in Article 25 of this Lease) and replace or repair all damaged or broken interior glass (including any glass demising walls and signs thereon), fixtures and appurtenances. If Tenant does not do so, after (i) thirty (30) days written notice from Landlord for non-emergency-items (or such additional time that is reasonably necessary to complete such repair provided that Tenant commences such repair within such thirty (30) day period and thereafter diligently continues such repair to completion and further provided that Tenant completes such repair within ninety (90) days of the original written notice from Landlord), (ii) twenty-four (24) hours written notice from Landlord (or such lesser time as may be reasonable under the circumstances) for emergency items. Landlord may, but need not, make such repairs or replacements and the amount paid by Landlord for such repairs and replacements (including Landlord’s overhead and the cost of general conditions at Landlord’s then published rates) shall be deemed additional rent reserved under this Lease due and payable within thirty (30) days after delivery of a bill therefor by Landlord. Landlord may, but shall not be required so to do, enter the Premises at all reasonable times to make such repairs or alterations, improvements and additions, including but not limited to ducts and all other facilities for air conditioning service, as Landlord shall deem necessary or appropriate for the safety, preservation or improvement of the Premises or the Building or any equipment located in the Building, or as Landlord may be required to do by the City of Chicago or by the order or decree of any court or by any other governmental authority, provided that Landlord attempts in good faith to give Tenant forty-eight (48) hours prior notice (except in cases of an emergency in which instance Landlord shall provide notice as soon as possible, together with an explanation of the nature of the emergency and Landlord’s activities within the Premises) of any such repairs, alterations, improvements and additions in the Premises, and (except in cases of an emergency) so long as the performance of such work during ordinary business hours does not unreasonably interfere with Tenant’s access to or ability to conduct its business in the Premises. Notwithstanding anything to the contrary set forth herein, Tenant shall have no responsibility to maintain or repair any (i) items which Landlord is specifically obligated to maintain or repair pursuant to this Lease, or (ii) any items for which Landlord is reimbursed for such costs under any insurance policies (or should have been reimbursed had Landlord properly maintained, or complied with the terms or conditions of, any such policy required pursuant to Article 24 hereof).

(B) Landlord Repair Rights. In the event Landlord or its agents or contractors shall elect or be required, in accordance with, and subject to the requirement that Landlord not unreasonably interfere with Tenant’s access to or ability to conduct business in the Premises, (subject to the provisions of the preceding Paragraph A or any other provisions of this Lease), to make repairs, alterations, improvements or additions to the Premises or the Building or any equipment located in the Building, Landlord shall be allowed to take into and upon the Premises all material that may be required to make such repairs, alterations, improvements or additions and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend Building services and facilities without being deemed or held guilty of eviction of Tenant or for damages to Tenant’s property, business or person, and the rent reserved herein shall in no way abate while said repairs, alterations, improvements or additions are being made, and Tenant shall not be entitled to maintain any set-off or counterclaim for damages of any kind against Landlord by reason thereof, all subject to the provisions below. Landlord may, at its option, make all repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours, so long as (except in case of an emergency) the performance of such work during ordinary business hours does not materially interfere with Tenant’s access to the Premises or Tenant’s ability to conduct its business in the Premises, and if such work during ordinary business hours is not of an emergency nature and does not materially interfere with Tenant’s access to the Premises or Tenant’s ability to conduct its business in the Premises and Tenant nonetheless desires to have the same done during any other hours Tenant shall pay for all overtime (at scheduled rates) and additional expenses of Landlord resulting therefrom.

(C) Tenant Responsible Premises. As used herein, “Tenant Responsible Premises” shall mean all alterations, additions and improvements in and to the interior of the Premises at any time or from time to time existing, whether constructed by Landlord or Tenant, including but not limited to all items of work constructed in the Premises in preparation for Tenant’s initial occupancy thereof, but excluding all “Building Systems” (as defined below in this Article 7).

(D) Landlord’s Repair Obligations. Subject to Force Majeure events, Landlord shall keep in good working order and repair and make necessary replacement to consistent with the current condition of the Building (and the cost thereof may be included in Operating Expenses, except as otherwise provided in Subparagraph B(ii) of Article 4 hereof) the following items (“Building Systems”): (i) the exterior and roof of the Building and the structural components (including, without limitation, the foundations, exterior walls and exterior windows), and other common areas of the Building serving the Premises; (ii) the mechanical, electrical (including without limitation, the wiring therefor), plumbing, heating, ventilation, and air cooling systems and other systems serving the Premises, including components of said systems outside and up to the perimeter of the Premises, but, other than as set forth in clauses (iii) and (iv), excluding any related systems, fixtures and equipment located within the Premises which are not a part of Landlord’s Work; (iii) HVAC ducts in the Premises, but excluding variable air volume (VAV) boxes, reheats, in-duct fans and other equipment and devices in or attached to the ducts; and (iv) the Building sprinkler system serving the Premises, including piping up to the Premises, but excluding any of the foregoing systems, fixtures and equipment within the Premises installed by Tenant which are supplemental to the Building’s standard system and located solely within, and exclusively serving, the Premises.

(E) Force Majeure Events. As used herein, “Force Majeure” events shall mean fire, casualty, emergencies, lockouts, strikes, labor disputes, war, governmental action, acts of God, labor or material shortages, transportation delays, and other causes beyond the reasonable control of the respective party which prevent the required performance of such party hereunder, of which the respective party has notified the other party within ten (10) days after the notifying party becomes aware of the occurrence of such a cause, but excluding insufficiency of funds or inability to obtain financing or disbursement of loans, and then only during the continuance of such events.

Any liability of Tenant or Landlord for the performance of their respective obligations under this Article 7 shall be subject to the provisions of Articles 11 and 25 hereof.

8. ALTERATIONS. Tenant shall not, without the prior written consent of Landlord in each instance obtained, make any repairs, replacements, alterations, improvements or additions to the Premises which affect the Building structure, Building Systems, common areas or other tenants’ premises (collectively, “Major Improvements”). Landlord’s consent shall not be required for any repairs, replacements, alterations, improvements or additions to the Premises which are not Major Improvements (collectively, “Minor Improvements” and together with Major Improvements, collectively, referred to herein as “Improvements”) provided that Tenant shall give Landlord reasonable prior notice of all Minor Improvements during the Term. Landlord’s consent for any Major Improvements shall not be unreasonably withheld, conditioned or delayed, but such consent may be conditioned upon such reasonable requirements regarding such Major Improvements as Landlord deems appropriate, including without limitation, the submission of detailed plans and specifications (if appropriate given the nature of the subject work), and such Major Improvements shall be of a quality equal to or better than the standards of the Building. Landlord shall use its good faith, reasonable efforts to respond to any written request by Tenant for consent within ten (10) business days after Landlord’s receipt thereof. At the time that Landlord gives its consent to any such Major Improvements or Landlord receives notice of any Minor Improvements, Landlord may designate any items which are atypical for standard office uses or require unusual expense for removal (such as, but not limited to, satellite dish equipment, generator equipment, staircases, specialized cabling, specialized flooring, flooring or installations which have Tenant’s name or logo and/or vaults) as items which Landlord reserves the right to require Tenant to remove upon the expiration of the Term or upon any termination of this Lease or Tenant’s right to possession hereunder. When Tenant requests Landlord’s consent for any Improvements hereunder, it must include in the written request that Landlord specifically designate which Improvements Landlord will require Tenant to remove upon termination or expiration of this Lease, and include in such written request in “bold face type” that if Landlord fails to so specifically designate that an Improvement must be removed by Tenant, Landlord shall be deemed to have automatically and irrevocably waived its right to require any such removal. Neither approval of any plans and specifications nor supervision of any improvement work by Landlord or its agents shall constitute a representation or warranty by Landlord or its agents that such plans or work either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. All such Improvements shall be done at Tenant’s expense by employees or agents of Landlord or by contractors hired by Landlord or by contractors hired by Tenant (which contractors shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and which contractors must be reputable and financially responsible, maintain proper insurance and shall preserve labor harmony), and, only in the event Tenant requests Landlord to perform any such work or construction management or supervisory services on behalf of Tenant in connection therewith, Tenant shall pay to Landlord or its agent a charge for coordination, general conditions, overhead and other costs and expenses incurred as a result or services requested by Tenant or required by Landlord in connection with such work, to the extent such costs and expenses are not included in Operating Expenses. The billing for such charges shall be based upon the then published rates of the Building.

In the event that Tenant uses its own contractors for the Improvements Landlord may, without limitation, require Tenant to: (a) comply with such construction standards or procedures as may be applicable from time to time for construction activities in the Building; (b) give assurances reasonably satisfactory to Landlord that the construction of such Improvements will not jeopardize labor harmony; (c) submit satisfactory insurance certificates; (d) obtain all necessary permits; (e) furnish satisfactory security for the payment of all costs to be incurred in connection with any Major Improvements; and (f) upon completing any such Improvements, furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and material expended and used and furnish Landlord with final construction drawings (marked up as constructed) for any such Improvements.

There are some asbestos-containing materials (“ACM”) in some areas of the Building. Landlord has adopted and implemented an abatement and operations and maintenance program (“O & M Program”), a copy of which is available for review by Tenant, which sets forth certain procedures to be followed in connection with any Improvements to be made in the Building, in order to prevent disturbance to any ACM that may be encountered. Tenant acknowledges, and hereby expressly agrees to cause its agents, employees and contractors to comply at all times with, the O & M Program (as amended from time to time, except to the extent such O & M Program is inconsistent with applicable laws, ordinances or other legal requirements). A summary of the O & M Program in effect as of the date hereof is attached hereto as Exhibit C and made a part hereof. . Landlord agrees to deliver to Tenant written notice of any amendments made from time to time to the O & M Program affecting Tenant or its operations; provided that the delivery of such summary and such notices of amendments shall not relieve Tenant of its responsibility to comply and to cause its agents, employees and contractors to comply with the full provisions of the O & M Program. Tenant shall not be responsible for any failure by it or its contractors to comply with any amendment to the O & M Program of which Landlord has not delivered written notice to Tenant.

Landlord agrees that Tenant shall not be liable for any costs and expenses incurred in connection with the removal, containment or other remediation of any ACM in the Building, so long as such ACM were not placed in the Building by Tenant or by Tenant’s employees, agents, contractors, invitees or anyone claiming through Tenant.

Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12-101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively “ADA”), establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things, whether: (1) Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) such requirements are “readily achievable”, and (3) a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that (a) Landlord shall be responsible for ADA Title III compliance in the common areas of the Building, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including direct access into the Premises and any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease other than the Landlord’s Work, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises performed by Tenant other than the Landlord’s Work to be performed in connection with Tenant’s initial occupancy of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

All Improvements shall comply with all insurance requirements set forth herein and with all applicable governmental laws, requirements, codes, ordinances and regulations. All Improvements shall be constructed in a good and workmanlike manner and only good grades of material shall be used. Except for the negligence or willful misconduct of Landlord, its members or their respective agents employees, representatives or contractors, Tenant shall protect, defend, indemnify and hold Landlord, the Building and the Property, Landlord’s members, and their respective officers, directors, managers, beneficiaries, partners, members, agents and employees harmless from any and all liabilities of every kind and description which may arise out of or in connection with such Improvements performed by Tenant or its agents, employees or contractors.

All Improvements made by Landlord or Tenant in or upon the Premises whether temporary or permanent in character, including but not limited to wall coverings, carpeting and other floor covering, lighting installations, built-in or attached shelving, cabinetry, and mirrors, shall become Landlord’s property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation to Tenant [excepting only Tenant’s movable office furniture, trade fixtures (other than attached or installed lighting equipment), office equipment and other items of non-affixed personal property; provided, however, that, subject to the terms of Article 33 herein relating to Skylights (as hereinafter defined) Landlord shall have the right to require Tenant to remove at Tenant’s sole cost and expense in accordance with the provisions of Article 16 of this Lease: such Improvements which are atypical for standard office uses or require unusual expense for removal (such as, but not limited to, satellite dish equipment, generator equipment, staircases, specialized flooring, flooring or installations which have Tenant’s name or logo and/or vaults); and other items which are timely and properly identified by Landlord in accordance with the terms of this Lease; and any and all hazardous materials installed or placed in the Premises by Tenant; any equipment installed by Tenant on the roof of the Building or elsewhere outside the Premises, and all cabling and wiring and other facilities located outside the Premises (including cabling to the roof and/or cabling located in the risers and/or shafts) and serving or intended to serve the Premises; and any items which Landlord previously designated for possible removal, at the time Landlord granted its consent to such Major Improvements and/or received notice of such Minor Improvements, as provided above in this Article 8.

All cabling, wiring and equipment installed at any time by or on behalf of Tenant outside of the Premises on the Property (which installation shall in all cases be subject to Landlord’s reasonable consent), shall be operated and maintained at Tenant’s sole cost and expense in a manner which does not unreasonably disturb improvements on the Property or the operation thereof or unreasonably interfere with the operations of, or services provided to, tenants in the Building. Any such installation, operation, and maintenance shall be in accordance with any reasonable rules and regulations established by the Landlord from time to time, shall be at Tenant’s sole risk, and shall be subject to the Tenant insurance requirements of Article 25 hereof and the provisions of Article 11 hereof. All such cabling, wiring and equipment shall be appropriately identified by color code, identification plate and/or other means reasonably specified by Landlord at the time of installation if initially installed by Tenant, and Tenant shall provide Landlord with plans and drawings locating and identifying such items in such detail as may be reasonably requested by Landlord.

9. SERVICES. Landlord shall provide the following services (which services shall be comparable in quality to those existing today) on all days during the Term of this Lease excepting Sundays and holidays (which holidays are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and may, in addition, include any other holiday from time to time observed by Tenant), unless otherwise stated:

(A) Adequate passenger elevator service will be furnished daily as determined by Landlord, including the services of at least one (1) passenger elevator at all times (including holidays), subject to Force Majeure.

(B) Conditioned air for heating, ventilating and cooling when necessary for normal comfort in the Premises will be provided from 8:00 A.M. to 6:00 P.M. Monday through Friday, and 8:00 A.M. and 1:00 P.M. Saturday upon request in accordance with the standards for the Premises. Whenever heat-generating machines, equipment or lighting fixtures installed by Tenant or excessive electrical usage by Tenant affects (except such machinery, equipment and lighting fixtures which are reasonable and ordinary in general office use whose loads are within the applicable Building criteria or such items have been approved by Landlord) the temperature otherwise maintained by Landlord in the Premises, Landlord shall be relieved of responsibility for maintaining air conditioning in the Premises in accordance with said standards, and in such event Landlord further reserves the right at its option to (1) require Tenant to discontinue use of such heat-generating machines, equipment, lighting fixtures or excessive electrical load, or (2) install supplementary air conditioning units in the Premises, the cost, installation, operation and maintenance of which shall be paid by Tenant to Landlord at such rates as Landlord charges from time to time to all other tenants of the Building. Tenant agrees that at all times it will cooperate with Landlord and abide by all regulations and requirements which Landlord may reasonably prescribe for the proper functioning of the ventilating and air conditioning systems.

Landlord agrees that it shall make available to Tenant after-hours HVAC service at the expense of Tenant at times other than those identified above in this Paragraph (B), provided that if Tenant desires any such service on Mondays through Fridays (holidays described above excepted), it shall request such service from Landlord on or before 4:00 p.m. on the day for which such service is requested, and in the event Tenant desires such service on Saturdays or Sundays or holidays (as described above), it shall request such service from Landlord no later than 4:00 p.m. on Friday (for service on Saturday or Sunday) and by 4:00 p.m. on the business day preceding any holiday (for service on such holiday). Tenant shall pay for all such after-hours HVAC services at Landlord’s published rates in effect in the Building from time to time which are generally charged to other tenants of the Building. Tenant may request such after-hours HVAC service by zone (determined by the respective areas served by separate fan rooms); and if another tenant has also specifically requested such after-hours service in the same zone during the same time period as requested by Tenant, Landlord shall reasonably allocate the charge for such service between Tenant and such other tenants so requesting such service.

(C) Electricity will be furnished at all times (including holidays) so long as Landlord shall furnish electric current for light or power to all tenants of the Building during the Term of this Lease. Tenant agrees to purchase such electric current from Landlord only, and to pay Landlord for such electric current consumed (measured by a meter or meters installed by Landlord) at the charges from time to time customary in the Building, but in no event higher than the then current tariffed rates on file with the Illinois Commerce Commission applicable for Landlord’s resale services. The charges shall be based upon the amount of current consumed and also the maximum demand of Tenant, both measured and computed in the manner from time to time customary in the Building. Notwithstanding the foregoing, the total charges shall not exceed the total charges which Commonwealth Edison Company (or the then current supplier of electricity to the Building) would charge Tenant as a commercial office user in downtown Chicago having the same level of demand for electricity if Tenant purchased electricity directly from Commonwealth Edison Company (or the then current supplier of electricity to the Building). Landlord, upon giving Tenant not less than thirty (30) days’ prior written notice, may discontinue supplying electric current to Tenant upon connecting the Premises with another source of supply of electric current. Tenant shall not install or operate any electrical equipment or fixtures that overload lines servicing the Premises or which exceed the loads indicated in Exhibit E.

If, in accordance with the foregoing, Landlord elects to discontinue supplying electric current, then Landlord, unless prohibited by law, shall have the exclusive right at any time and from time to time during the Term to contract for service from a company or companies providing electricity service [each such different company is hereinafter referred to as an “Electric Service Provider” (“ESP”)] for the Premises, the Building and the Building’s common areas and appurtenances. Tenant shall at all times cooperate fully with Landlord and ESP and, as reasonably necessary or requested, shall allow Landlord and ESP reasonable access to the Premises’ and/or the Building’s electric lines, feeders, risers, wiring, cabling and any other machinery or apparatus within the Premises. To the extent, if any, that Landlord is prohibited by law from selecting the utility company of its choice and Tenant is specifically and expressly allowed by law (otherwise, Tenant shall not be allowed to make such selection) to select an ESP other than the utility company selected by Landlord, Tenant shall: (a) reimburse Landlord for Landlord’s reasonable out-of-pocket, third party cost(s) of repairing any and all damage to the Premises, the Building and the Building’s common areas and appurtenances caused directly or indirectly by Tenant’s selected ESP or its personnel or equipment, and Landlord hereby reserves the right to charge Tenant as additional rent for such cost(s) if such reimbursement for same is not promptly made; and (b) indemnify and hold Landlord harmless from and against any and all claims, demands, costs, expenses (including attorney’s fees), liens and causes of action in any way whatsoever arising out of, or in any manner whatsoever relating to, actions or inactions by Tenant’s selected ESP.

(D) Janitorial services, as specified on Exhibit “D” attached hereto and made a part hereof, shall be provided at the sole cost and expense of Landlord, except that all increases in the costs of providing such janitorial services to Tenant in any calendar year in excess of the actual annualized cost per rentable square foot of providing such services in calendar year 2005 shall be paid by Tenant on an estimated basis in monthly installments subject to final year-end adjustment in the same manner as provided for the payment of Operating Expense adjustments in Article 4 hereof. Tenant may from time to time procure directly from Landlord’s cleaning contractor at Tenant’s expense such additional cleaning services as are desired by Tenant.

(E) Lobby Building directory identification of a reasonable number of listings for Tenant (not to exceed ten (10) listings).

(F) Utilization of the Building’s conference facility at the then current price charged by Landlord to tenants of the Building for such facility, subject to the terms of Article 40 below.

(G) Additional services (including after-hour cooling and ventilation and the provision of water) may be provided on terms and conditions as may be mutually agreed upon by Landlord and Tenant, at rates that are generally charged to other tenants of the Building. Subject to Force Majeure, Tenant and its employees and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year. At times other than normal business hours (i.e. 8 A.M. to 6 P.M. Monday through Friday) access shall be available through limited entrances and subject to reasonable regulations and procedures in place in the Building from time to time, including the furnishing of proper employee identification or authorization and the registering of a person’s name, room number and time of entry and departure in a register furnished by Landlord and placed in the lobby of the Building.

Tenant shall apply to the applicable utility company or municipality for gas, telephone and all other utility services, other than those provided by Landlord, required by Tenant for use in the Premises in accordance with Article 2 hereof and, subject to Article 8 hereof, Tenant shall be responsible for the connection and installation of same.

All charges for any services shall be deemed rent reserved under this Lease and shall be due and payable at the same time as the installment of rent with which they are billed, or, if billed separately, shall be due and payable within thirty (30) days after Tenant’s receipt of such billing. In the event Tenant shall fail to make payment for such services, subject to applicable notice and grace periods hereunder. Landlord may, in addition to all other remedies which Landlord may have for the non-payment of rent and without notice to Tenant, discontinue any or all such services (including, without limitation, electric current for light and power in the Premises), and such discontinuance shall not be held or pleaded as an eviction or as a disturbance in any manner whatsoever of Tenant’s possession, or relieve Tenant from the payment of rent when due, or vary or change any other provision of this Lease or render Landlord liable for damages of any kind whatsoever.

Tenant agrees that, to the extent permitted by law, neither Landlord nor its members nor any of their respective officers, directors, managers, shareholders, members, partners, beneficiaries, employees or agents shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption, diminution, delay or discontinuance at any time in the furnishing of any of the above services (including access to the Premises as described above in this Article 9) and/or the interruption of any services being provided to the Premises by other vendors when such interruption, diminution, delay or discontinuance is occasioned, in whole or in part, by any strike, lockout or other labor trouble, by inability to secure gas, electricity, water or other fuel at the Building, after reasonable effort to do so, by any accident or casualty whatsoever, by act or Default of Tenant hereunder for which written notice was given, if possible, to Tenant not less than three (3) business days after Landlord acquires knowledge that such Default caused such interruption (and after Tenant’s failure to cure such Default within three (3) business days after such notice), or by any other cause beyond Landlord’s reasonable control; nor shall any such interruption, diminution, delay or discontinuance be deemed an eviction or disturbance of Tenant’s use or possession of the Premises or any part thereof; nor shall any such interruption, diminution, delay or discontinuance relieve Tenant from full performance of Tenant’s obligations under this Lease, except as otherwise expressly provided herein.

Notwithstanding the foregoing, or anything else to the contrary contained herein (including in Article (7B)), in the event that (i) any interruption or discontinuance of services (including access to the Premises as described above) required to be provided pursuant to this Article 9 which was within the reasonable control of Landlord to prevent continues beyond three (3) consecutive business days after written notice to Landlord and materially and adversely affects Tenant’s access to or ability to conduct its customary business in a material portion of the Premises or (ii) the performance by Landlord of repairs in the Building that are not the responsibility of Tenant materially and adversely affects Tenant’s access to, or ability to conduct its customary business in a material portion of the Premises and continues beyond three (3) consecutive business days after written notice to Landlord, and on account of such interruption or discontinuance described in clause (i) or such performance of repairs described in clause (ii), Tenant ceases doing business in the Premises (or a material portion thereof), Base Rent shall abate as of the first day Tenant ceased doing business (as to the Premises or as to such material portion thereof, as the case may be) and for so long as Tenant remains unable to gain access to, or to conduct its customary business in the Premises (or such material portion thereof). Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service or to complete such repairs, as the case may be, as soon as reasonably practicable.

10. COVENANT AGAINST LIENS. Tenant agrees to pay when due for any work done or materials furnished by or on behalf of Tenant in or about the Premises or to all or any part of the Property and nothing in this Lease contained shall authorize or empower Tenant to do any act which shall in any way encumber the title of Landlord in and to the Premises or to the Property, nor shall the interest or estate of Landlord therein be in any way subject to any claims by way of lien or encumbrance whether claimed by operation of law or by virtue of any express or implied contract of Tenant, and any claim to a lien upon the Premises or the Property arising from any act or omission of Tenant shall accrue only against Tenant and shall in all respects be subordinate to the title and rights of Landlord to the Premises and the Property. Tenant covenants and agrees not to suffer or permit any lien or encumbrance to be placed against the Premises, the Building or the Property with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises and, in case of any such lien or encumbrance attaching, or claim thereof being asserted, Tenant agrees to cause it to be immediately released and removed of record, or to provide security as hereinafter provided. If Tenant has not removed any such lien or encumbrance or provided Landlord with reasonably acceptable title insurance or a title indemnity bond or such other security as is reasonably satisfactory to Landlord within twenty-five (25) days after notice to Tenant by Landlord, such failure shall constitute a Default hereunder and, in addition to all other remedies available herein, Landlord may, but shall not be obligated to, pay the amount necessary to remove the lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid together with all costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith shall be deemed additional rent reserved under this Lease due and payable forthwith. Notwithstanding the above, subject to the terms and conditions described below in this grammatical paragraph, Tenant shall have the right to contest in good faith any lien claim or encumbrance provided Tenant promptly pays any amount due and removes such lien or encumbrance upon conclusion of such contest and Tenant shall not be in Default hereunder, and then Landlord shall not have the right, at Tenant’s expense, to pay or remove such lien or encumbrance. It is a further condition of Tenant’s right to contest any lien claim or encumbrance as set forth above that (a) upon Landlord’s request, Tenant takes such action as may be necessary to cause Landlord’s title company to insure title to the Property without any exception pertaining to any such lien claim or encumbrance, and (b) Tenant proceeds with reasonable diligence to contest such lien claim or encumbrance and any delay in the payment or discharge of such lien claim or encumbrance does not pose any material threat to the safety, security, protection, maintenance, occupancy, use or operation of all or any portion of the Property and does not subject the Property or any portion thereof to the risk of imminent sale, forfeiture, foreclosure or loss (including, without limitation, loss of appeal rights related to such contest).

11. WAIVER OF CLAIMS. Subject to the provisions of Article 25 hereof and any other applicable provisions of this Lease, Tenant agrees that Landlord, Landlord’s members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents, and employees shall not be liable for (subject, however, to the provisions of Article 9 as to the abatement of rent for interruption of services and any other applicable provisions of this

Lease) any direct or consequential damage (including, without limitation, damages claimed for actual or constructive eviction) either to person or property sustained by Tenant or any other person, due to the Building, the Property, or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident in or about the Building or the Property, or due to any act or neglect of any tenant or occupant of the Building or the Property, or any other person, except to the extent that any such damage is caused by the negligence or willful misconduct of Landlord, its members or their respective agents, contractors, servants or employees. The foregoing provision, subject in all events to the provisions of Article 25 and any other applicable provision of this Lease, as stated above, shall apply particularly (but not exclusively) to damage caused by fire, explosion, water, snow, frost, steam, sewerage, illuminating gas, sewer gas or odors, or by the bursting or leaking of pipes, plumbing fixtures, or sprinkler system; without distinction, except as expressly provided above, as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Premises or brought or caused to be brought within the Building by Tenant shall be at the risk of Tenant only and that Landlord shall not be liable for any damage thereto or any theft thereof, except to the extent caused by the negligence or willful misconduct of Landlord, its members or their respective agents, contractors, servants or employees, subject in all events, however, to the provisions of Article 25. Subject to the provisions of Article 25 hereof and any other applicable provision of this Lease, and except for the negligence or willful misconduct of Landlord, its members or their respective agents, contractors, servants or employees, Tenant shall protect, indemnify, defend and save Landlord, its members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents, and employees harmless from and against any and all liabilities, damages, costs, claims, obligations and expenses arising out of or in connection with Tenant’s use or occupancy of the Premises or Tenant’s activities in or about the Building or the Property, or arising out of (and to the extent caused by) any willful misconduct or negligence of Tenant or its agents, contractors, servants, employees or invitees.

Subject to the provisions of Article 25 hereof, Landlord agrees that Tenant and its officers, directors, agents and employees shall not be liable to Landlord for any direct or indirect damage to the Building Systems or to person or property sustained by Landlord or any other person, caused by any portion of the Tenant Responsible Premises or any of Tenant’s fixtures or equipment becoming out of repair or due to the happening of any accident in or about the Premises, except to the extent that any such damage is caused by the negligence or intentional acts of Tenant or Tenant’s agents, contractors, servants or employees.

12. ASSIGNMENT AND SUBLETTING. Subject to the terms and conditions of the penultimate grammatical paragraph of this Article 12, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed, (a) assign, convey, mortgage, pledge or otherwise transfer this Lease, or any part thereof, or any interest hereunder; (b) permit any assignment of Tenant’s interest in this Lease, or any part thereof, by operation of law; (c) sublet the Premises or any part thereof; or (d) permit the use of the Premises, or any part thereof, by any parties other than Tenant, its agents and employees. Tenant shall, by notice in writing, advise Landlord of its desire from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant’s notice), to assign this Lease, or any part thereof, or to sublet any part or all of the Premises for the balance or any part of the Term. Tenant’s notice shall: state the name and address of the proposed assignee or subtenant; provide financial information in reasonable detail concerning the proposed assignee or subtenant (subject to Tenant’s obligation to provide such additional information concerning the financial condition of the proposed assignee or subtenant as may be reasonably requested by Landlord); include all of the material terms of the proposed assignment or sublease (whether contained in such assignment or sublease or in separate agreements) and state the consideration therefor and financial aspects thereof. In the event Tenant delivers such notices, Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) business days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice. If Tenant’s notice shall cover all of the Premises, and Landlord shall have exercised its foregoing recapture right, the Term of this Lease shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease be cancelled with respect to less than the entire Premises, Base Rent and rent adjustments reserved herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, as described in this Lease, and this Lease as so amended shall continue thereafter in full force and effect. Notwithstanding the foregoing, in the event Landlord has the right, and thereafter elects, to exercise the foregoing recapture right, Tenant shall have the right to rescind the proposed transfer by providing written notice thereof to Landlord within five (5) business days following its receipt of Landlord’s recapture notice. In the event that Landlord recaptures the Premises or applicable portion thereof, subject to the terms and conditions hereof, Landlord shall be responsible for any and all costs to fully demise such areas. Landlord shall use good faith reasonable efforts to respond to any written request for a proposed assignment or sublease within fifteen (15) business days after Landlord’s receipt of such request.

If Landlord, upon receiving Tenant’s notice with respect to any such space, shall not exercise its right to recapture as aforesaid, and if Tenant is not in Default under the terms of this Lease, Landlord will not unreasonably withhold its consent to Tenant’s assignment of the Lease or subletting such space to the party identified in Tenant’s notice and upon the terms set forth in Tenant’s notice. If Landlord fails to advise Tenant within twenty (20) days after Landlord’s receipt of Tenant’s notice whether or not Landlord approves of any such assignment or sublease, Landlord shall be deemed to have approved such assignment or sublease, provided, however, that in the event Landlord consents to (or is deemed to have consented to) any such assignment or subletting, and as a condition thereto, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from such assignment or subletting. For purposes of the foregoing, profit shall be deemed to include, but shall not be limited to, the amount paid or payable to Tenant or any other party to effect or to induce Tenant or any third party to enter into any such transaction, and the amount of all rent and other consideration of whatever nature payable by such assignee or sublessee or a third party in excess of the Base Rent and rent adjustments payable by Tenant under this Lease, after deducting therefrom Tenant’s reasonable expenses incurred in connection with such sublease or assignment, including advertising expenses, brokerage commissions, rent concessions, tenant improvement allowances, other financial concessions, and legal fees. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord of its share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

Tenant shall and hereby agrees that it will furnish to Landlord upon request from Landlord a complete statement, certified by an appropriate officer of Tenant, setting forth in detail the computation of all profit derived and to be derived from such assignment or subletting, such computation to be made in accordance with generally accepted accounting principles. Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant relating to revenue, expenses and the computation of profit with respect to any such assignment or subletting, and Landlord shall have the right to make copies thereof. The percentage of profit due Landlord hereunder shall be paid to Landlord within thirty (30) days of receipt of each payment of profit made from time to time by such assignee or sublessee to Tenant.

Landlord’s consent (or deemed consent) to any assignment or sublease shall not operate as a consent to any subsequent assignment or sublease or as a waiver of Landlord’s right to require Tenant to seek Landlord’s approval of all subsequent assignments and subleases. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable hereunder. Any subtenant or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly within ten (10) days after execution, a fully executed copy of each such sublease or assignment and all other agreements related thereto and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord, on demand, all reasonable costs incurred by Landlord (including fees paid to consultants, brokers, accountants and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant. Any sale, assignment, mortgage, transfer, or subletting of this Lease which is not in compliance with the provisions of this Article shall be of no effect and void. Notwithstanding any requirement for Landlord to consider, solicit or obtain a sublease or assignment, whether statutory or otherwise, Landlord and Tenant expressly agree that Landlord’s obligation with respect to such sublease or assignment shall arise only when Tenant submits such sublease or assignment to Landlord in the manner set out in this Article 12. Notwithstanding anything else herein to the contrary, in no event shall Tenant assign and/or sublet all of any portion of the Premises (i) in contravention of the terms of this Lease, including the use clause set forth in Article 2 hereof, (ii) to any existing tenant in the Building or the adjacent 350 North Orleans building (the “North Orleans Building”) unless Landlord or the owner of the North Orleans Building cannot accommodate such existing tenant’s needs in the Building and/or the North Orleans Building; and/or (iii) to any prospective tenant with whom Landlord or the owner of the North Orleans Building is in bona fide negotiations for space at the Building and/or the North Orleans Building. For the purpose of this Lease, “bona fide negotiations” shall be deemed to exist when, at a minimum, substantive negotiations have occurred between the Landlord and a prospective tenant within the last 90 days after Landlord has presented a written proposal to and conducted a tour of the proposed space with the prospective tenant.

Subject to the following paragraph, for purposes of the foregoing, (a) if Tenant is a partnership, any change in the partners of Tenant resulting in a change in the control of such partnership, or (b) if Tenant is a corporation the voting stock of which is not listed on a nationally recognized security exchange or the National Association for Securities Dealers Automated Quotations (NASDAQ) or its equivalent, any transfer of any or all of the shares of stock of Tenant by sale, assignment, operation of law or otherwise resulting in a change in the present control of such corporation, or (c) the transfer of all or substantially all of the assets of Tenant, shall be deemed to be an assignment within the meaning of this Article 12.

Notwithstanding anything set forth above to the contrary, provided Tenant is not in Default in the performance of its obligations hereunder, Tenant shall have the right without the prior consent of Landlord, except as provided below, to assign this Lease or sublet the Premises or any part thereof to any Successor or Affiliate, as hereinafter defined, of Tenant, or to effect a transfer of ownership, control or assets of Tenant to a Successor or Affiliate of Tenant, on the following conditions: (a) Tenant shall notify Landlord in writing of such assignment, subletting or transfer not less than ten (10) days prior to the effective date thereof, and furnish to Landlord such information (including the most recent financial statement) regarding the identity, business, reputation and financial condition of such Affiliate or Successor as Landlord may reasonably require; (b) Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that such Affiliate or Successor satisfies the requirements of this grammatical paragraph of Article 12; (c) in the case of any assignment (other than a deemed assignment by transfer of ownership, control or assets of Tenant) or any subletting, Tenant shall deliver to Landlord copies of all operative documents effecting such assignment or subletting, which documents shall be subject to Landlord’s reasonable approval; and in the case of a deemed assignment by transfer of ownership, control or assets of Tenant, Tenant shall deliver to Landlord an executed copy of an agreement in form reasonably satisfactory to Landlord by which such transferee Affiliate or Successor has agreed to comply with, be bound by, and assume all of the terms, covenants, conditions and provisions of this Lease; (d) any such subletting, assignment or transfer shall not release or discharge the initial Tenant of or from any liability, whether past, present or future, under this Lease and the initial Tenant shall continue fully liable hereunder; and (e) the creditworthiness of such Successor or Affiliate shall be reasonably acceptable to Landlord. “Successor” is defined as any corporation or entity resulting from a merger or consolidation with Tenant or any corporation or entity succeeding to substantially all of the business and assets of Tenant; and “Affiliate” is defined as any corporation that through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant (“control” meaning the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise). If, after giving effect to any such assignment, subletting or transfer to a Successor or Affiliate and any merger, consolidation, reorganization or transfer of assets in connection therewith, the aggregate net worth of the assigning Tenant (remaining liable on the Lease) and the assignee, sublessee or transferee would not be substantially the same as or greater than the net worth of the Tenant (and any Affiliate or Successor previously liable on the Lease) immediately prior to such assignment, sublease or transfer (and any merger, consolidation, reorganization or transfer of assets in connection therewith), then Landlord shall not be deemed to be acting unreasonably in determining the creditworthiness of the Successor or Affiliate not to be acceptable.

Notwithstanding any other provisions of this Lease to the contrary, neither Tenant nor any direct or indirect assignee or subtenant of Tenant, including without limitation any Successor or Affiliate, may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which would require the payment of rent based on the net profits of any person or of any consideration that would not fall within the definition of “rents from real property”, as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

13. EXPENSES OF ENFORCEMENT. Tenant shall pay all reasonable attorneys’ fees and expenses of Landlord incurred in successfully enforcing any of the obligations of Tenant under this Lease. Landlord shall pay all reasonable attorneys’ fees and expenses of Tenant incurred in successfully enforcing any of the obligations of Landlord under this Lease.

14. LANDLORD’S LIEN. Landlord reserves its right to any liens allowed by law.

15. LANDLORD’S REMEDIES. If Tenant fails to make any payment, when due, of rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease, and such failure shall continue for ten (10) days after written notice to Tenant or if Tenant fails to perform any of the other covenants or conditions which Tenant is required to observe and perform hereunder and such failure shall continue for thirty (30) days after written notice to Tenant (or if any such Default not involving a hazardous or dangerous condition and not involving Tenant’s failure to comply with the provisions of Article 25 hereof cannot be cured within such 30-day period, so long as Tenant has promptly commenced to cure such Default during such initial 30-day period and thereafter diligently pursues such cure to completion within a reasonable period of time and in all events within an additional sixty (60) days after the expiration of said 30-day period) or if the interest of Tenant in this Lease shall be levied on under execution or other legal process (and such levy is not dismissed within ninety (90) days), or if any petition shall be filed by or against Tenant to declare Tenant a bankrupt (and is not dismissed within one hundred twenty (120) days) or to delay, reduce or modify Tenant’s debts or obligations or if any petition (i) shall be filed by Tenant or (ii) filed against Tenant and is not dismissed within sixty (60) days or other action taken to reorganize or modify Tenant’s capital structure, if Tenant is a corporation or other entity, or if Tenant be declared insolvent according to law or if any assignment of Tenant’s property shall be made for the benefit of creditors or if a receiver or trustee is appointed for Tenant or its property or if Tenant shall abandon or vacate the Premises and cease to pay rent during the Term of this Lease, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without further notice or further demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(a) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises by forcible entry and detainer suit or otherwise and be entitled to recover forthwith as damages a sum of money equal to the value of the rent provided to be paid by Tenant for the balance of the stated Term of the Lease (excluding any Extended Term), less the value of the fair market rental value of the Premises for such period, and any other sum of money and damages owed by Tenant to Landlord pursuant to the terms of this Lease.

(b) Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit, or otherwise, without further demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord shall reasonably attempt to mitigate its damages as required by law. Landlord in such instances expressly reserves the right to relet all or any part of the Premises for such rent and upon such terms as shall be reasonably satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord may make such repairs, changes, alterations or additions in or to the Premises as may be necessary or convenient. If Landlord shall fail to relet the Premises, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rent reserved in this Lease for such period or periods due hereunder from time to time. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the reasonable costs and expenses of such repairs, changes, alterations and additions and the expense of such reletting and the collection of the rent accruing therefrom, to satisfy the rent above provided to be paid, Tenant shall satisfy and pay any such deficiency upon thirty (30) days written demand therefor from time to time; and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(c) In addition to all other rights and remedies of Landlord hereunder or at law, in the event of a Default by Tenant, Landlord shall be entitled to receive as damages from Tenant (in addition to any other damages provided herein) an amount equal to the then unamortized amount of Landlord’s Contribution made available to Tenant pursuant to Article 34 hereof, assuming amortization of such amount over a period of 60 calendar months, commencing on the Commencement Date (or if the Commencement Date is not the first day of a calendar month, on the first day of the first calendar month following the Commencement Date), at a level monthly payment with an interest factor equal to ten percent (10%) per annum; provided, however, in no event shall the provisions of this subparagraph (c) permit Landlord to receive a double recovery of any rent actually paid by Tenant.

16. SURRENDER OF POSSESSION. On or before the date this Lease and the Term hereby created terminate, or on or before the date Tenant’s right of possession terminates, whether by lapse of time or at the option of Landlord, in accordance with the terms of this Lease, Tenant will: (a) remove those alterations, improvements and additions installed by Tenant which Tenant is required to remove pursuant to Article 8 hereof or any other applicable provision herein, the Tenant Responsible Premises in “as is” broom clean condition and repair any material damage to the Tenant Responsible Premises or the Building caused by Tenant’s removal of such alterations, improvements or additions; (b) remove from the Premises and the Building all of Tenant’s trade fixtures and personal property, including without limitation, all cabling, wiring and equipment located outside the Premises as required to be removed pursuant to Article 8; and (c)

surrender possession of the Premises to Landlord. If Tenant shall fail or refuse to restore the Premises to the above-described condition on or before the above-specified date, Landlord may upon notice to Tenant enter into and upon the Premises and put the Premises in such condition, and recover from Tenant Landlord’s reasonable out-of-pocket cost of so doing. If Tenant shall fail or refuse to comply with Tenant’s duty to remove all trade fixtures and personal property from the Premises and the Building on or before the above-specified date, the parties hereto agree and stipulate that Landlord may, as its election: (1) treat such failure or refusal as an offer by Tenant to transfer title to such trade fixtures and personal property to Landlord, in which event title hereto shall thereupon pass under this Lease as a bill of sale to and vest in Landlord absolutely without any cost either by set-off, credit allowance or otherwise, and Landlord may remove, sell, retain, donate, destroy, store, discard, or otherwise dispose of all or any part of said personal property in any manner that Landlord shall choose; or (2) treat such failure or refusal as conclusive evidence, on which Landlord and any third party shall be entitled absolutely to rely and act, that Tenant has forever abandoned such trade fixtures and personal property, and without accepting title thereto, Landlord may at Tenant’s expense enter into and upon the Premises and remove, sell, retain, donate, destroy, store, discard or otherwise dispose of all or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or to any other person. In no event shall Landlord ever become or accept or be charged with the duties of a bailee (either voluntary or involuntary) of any personal property or trade fixtures; and the failure of Tenant to remove all personal property and trade fixtures from the Premises and the Building shall forever bar Tenant from bringing any action or from asserting any liability against Landlord with respect to any such property which Tenant fails to remove. If Tenant shall fail or refuse to surrender possession of the Premises to Landlord on or before the above-specified date, Landlord may, in accordance with Illinois law, forthwith re-enter the Premises and repossess itself thereof as of its former state and remove all persons and effects therefrom, using such force as may be necessary, without being guilty of any manner of trespass or forcible entry or detainer.

17. HOLDOVER. Tenant shall pay to Landlord an amount equal to the sum of one hundred fifty percent (150%) of the Base Rent plus one hundred percent (100%) of rent adjustments (including without limitation adjustments in respect of Real Estate Related Taxes and Operating Expenses) for all the time Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise. In addition thereto, Tenant shall pay all damages, whether direct or consequential, sustained by Landlord on account of or as a result of any such holdover extending for more than thirty (30) days, but the provisions of this Article shall not operate as a waiver by the Landlord of any right of re-entry hereinbefore provided. Landlord agrees that, upon receipt of written request from Tenant during the last thirty (30) days of the Term, Landlord will use reasonable efforts to estimate the nature and scope of the damages that Landlord would anticipate incurring if Tenant failed to vacate the Premises promptly upon expiration of the Term of this Lease. At the option of Landlord, expressed in a written notice to Tenant and not otherwise, any holding over by Tenant extending more than thirty (30) days beyond the termination of this Lease for any portion of a calendar month shall constitute a holding over and extension of this Lease for such entire calendar month at a rental equal to the greater of the holdover rental specified above in this Article 17 or the then prevailing rental rates for similar space in the Building.

18. ENVIRONMENTAL MATTERS.

Landlord represents that (i) to Landlord’s actual knowledge, the Premises and its existing uses comply in all material respects with all applicable Environmental Laws (defined below) as existing on the date hereof; (ii) to Landlord’s actual knowledge, Landlord, in connection with its ownership, use, maintenance or operation of the Premises or its use, handling, storage or removal of any Hazardous Materials (defined below) on the Premises is not as of the date hereof in violation in any material respect of any Environmental Laws; and (iii) Landlord has not received any notice of any violation or claimed violation of any Environmental Law or of any pending or contemplated investigation, lawsuit or other action relating thereto that has not been remedied.

Landlord further represents and covenants that all Hazardous Materials regulated under Environmental Laws, other than any Hazardous Materials which may have been incorporated into the improvements at the Premises, in each case in accordance with all Environmental Laws, will have been removed from the Premises on or before the date that the Landlord’s Work is completed and the Premises have been delivered to Tenant. Landlord shall indemnify and hold Tenant harmless for all costs, loss and expense arising from any breach of the foregoing representation and covenant.

Landlord covenants and agrees that it will promptly observe and comply in all material respects with all Environmental Laws relating to the Building in any way affecting Tenant’s use and enjoyment of the Premises; provided, however, that Landlord shall have no obligation or responsibility on account of or with respect to any act or omission of, or any condition caused or permitted by, Tenant or Tenant’s employees, agents, contractors, invitees or anyone claiming through Tenant (collectively, “Tenant’s Group”) in violation of any Environmental Laws. Notwithstanding the above, Landlord further agrees that Tenant shall not be liable for any costs and expenses incurred in connection with the removal, containment or other remediation of any Hazardous Materials in the Premises as may be required under applicable Environmental Laws (it being understood that Landlord’s costs relating to the same shall not be included as an “Operating Expense as defined herein), so long as such Hazardous Materials were not placed in the Building by any of Tenant’s Group. Landlord will promptly after the discovery of any Hazardous Materials in the Premises, except to the extent such Hazardous Materials are placed in the Premises by any of Tenant’s Group, cause any such Hazardous Materials to be removed, contained or remediated at Landlord’s cost and expense to the extent required by and in accordance with applicable Environmental Laws and, if applicable, the O&M Program (it being understood that costs related to the same shall not be included as an “Operating Expense” as defined herein).

Tenant covenants and agrees that it will promptly observe and comply in all material respects with all Environmental Laws relating to the Premises; provided, however, that Tenant shall have no obligation or responsibility on account of or with respect to any act or omission of, or any condition caused or permitted by, Landlord or Landlord’s employees, agents, contractors, invitees or anyone (other than any of Tenant’s Group) claiming through Landlord. Tenant further agrees that it will not use, handle, generate, treat, store or dispose of, or permit the handling, generation, treatment, storage or disposal of any Hazardous Materials in, on, under, around or above the

Premises now or at any future time (except for Hazardous Materials of such types and in such amounts as are customarily used in connection with normal office uses, provided such use and storage is in compliance with all Environmental Laws), and will indemnify, defend and hold harmless Landlord and its agents, officers, directors, managers, members, shareholders, partners, agents and employees, and any successors or assigns of any of the foregoing, from all fines, suits, procedures, claims, out-of-pocket costs, losses and actions of every kind, and all costs associated therewith (including reasonable attorneys’ and consultants’ fees, but in no event lost profits or consequential damages) and including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup arising by, through or under Tenant, its agents, employees, contractors, servants and invitees and out of or in any way connected with any deposit, spill discharge or other release of Hazardous Materials that are first introduced during the Term of this Lease, by Tenant or an agent of Tenant or Tenant’s knowing failure to provide all material information, make all required submissions, and take all steps required to be taken by Tenant hereunder and all applicable governmental authorities or under any Environmental Laws. Tenant shall maintain on the Premises any material safety data sheets or other information required under the Occupational and Health Safety Act or other applicable laws and such items shall be made available for inspection by Landlord upon request. Tenant’s obligations and liabilities under this paragraph shall survive the expiration of the Term of this Lease. Notwithstanding the foregoing to the contrary, Tenant shall have no obligation or liability with respect to any Hazardous Materials that are used, located, stored or processed by Landlord or any of Landlord’s agents, employees, representatives or contractors in, at or about the Building (or any portion thereof), including, without limitation, in connection with janitorial services provided by Landlord.

The term “Hazardous Materials”, when used herein, shall include, but shall not be limited to, any substances, materials or wastes to the extent quantities thereof are regulated by the City of Chicago or any other local governmental authority, the State of Illinois, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including, without limitation, asbestos, radioactive materials and crude oil or any fraction thereof, and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, as amended, 49 C.F.R. 172.101, or in the CERCLA, as amended, 42 U.S.C. subsections 9601 et seq., or the Resource Conservation and Recovery Act, as amended, 42 U.S.C. subsections 6901 et seq., or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect.

“Environmental Laws” collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 33 U.S.C. §7401, et seq.; the Clean Air Act, 42 U.S.C. §741 et seq.; the Toxic Substances Control Act,

15 U.S.C. §2601-2629, the Safe Drinking Water Act, 42 U.S.C. §300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §1101, et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety.)

19. NOTICE. In every case where it shall be necessary or desirable for Tenant to give or serve upon Landlord any notice or demand, Tenant shall give the requisite notice either (a) by delivering or causing to be delivered to Landlord a written or printed copy of such notice or demand, or (b) by sending a written or printed copy of such notice or demand by either (i) Federal Express or similar commercial overnight delivery service, or (ii) certified or registered mail, return receipt requested, postage prepaid, addressed to Landlord at:

Merchandise Mart Properties, Inc.

222 The Merchandise Mart, Suite 470

Chicago, Illinois 60654

Attention: President

with a copy to:

Merchandise Mart Properties, Inc.

222 The Merchandise Mart, Suite 470

Chicago, Illinois 60654

Attention: Legal Department

In every case where under the provisions of this Lease it shall be necessary or desirable for Landlord to give or serve upon Tenant any notice or demand it shall be sufficient either (a) to deliver or cause to be delivered to Tenant a written or printed copy of such notice or demand, or (b) to send a written or printed copy of said notice or demand by either (i) Federal Express or similar commercial overnight delivery service, or (ii) certified or registered mail, return receipt requested, postage prepaid, addressed to Tenant, at:

Allscripts, LLC

222 Merchandise Mart Plaza

20th Floor

Chicago, Illinois 60654

Attention: Mr. Lee Shapiro

with a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

333 West Wacker Drive, Suite 2700

Chicago, Illinois 60606

Attention: Bryan J. Segal

Prior to commencement of the Term hereof, any notices which may be necessary or desirable for Landlord to give or serve upon Tenant shall be addressed to Tenant at 2401 Commerce Drive, Libertyville, Illinois 60048, Attn: Mr. Lee Shapiro.

Any such notice served upon Landlord or Tenant in accordance with the foregoing shall be deemed served effective upon receipt or upon refusal to accept delivery. Landlord and Tenant may designate alternative or additional addressees and addresses for notice by delivery of notice in accordance with the provisions of this Article 19; provided that the number of addressees/addresses to which notices to either party must be sent shall not exceed three (3).

20. NO SOLICITATION. Tenant shall not by itself or through any officer, salesman, employee, agent, advertisement or otherwise solicit business in the vestibules, entrances, elevator lobbies, corridors, hallways, elevators or other common areas of the Building.

21. CONDEMNATION. If the whole or any substantial part of the Premises or Building shall be taken or condemned by any competent authority for any public use or purpose (or if the Premises or any substantial portion thereof is rendered inaccessible or otherwise unusable on account thereof on other then a temporary basis) or if any adjacent property or street shall be condemned or improved in such manner as to require the use of a substantial part of the Premises or the Building, the Term of this Lease, at the option of Landlord, shall end upon the date when the possession of the part so taken or condemned shall be actually transferred for such use or purpose and Landlord shall be entitled to receive the entire award, if any, without any payment to Tenant. Landlord shall provide notice to Tenant of any such proceeding within thirty (30) days of Landlord’s receipt thereof. Current rent shall be apportioned as of the date of such termination. Notwithstanding the foregoing, Tenant may, to the extent permitted by law, seek a separate award in a separate proceeding for the value of Tenant Responsible Premises and its trade fixtures and other personal property and moving and relocation expenses, so long as Tenant does not materially interfere with the proceedings being conducted by Landlord or otherwise reduce the award to which Landlord is entitled.

22. NONWAIVER. No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord or Tenant to enforce any remedy on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. The receipt and acceptance by Landlord or Tenant of a sum of money which is less than the amount due and owing shall not, regardless of any endorsements or instructions to the contrary, constitute an accord and satisfaction. Unless otherwise specifically agreed to by Landlord and Tenant in writing, no receipt of moneys by Landlord from Tenant after the termination in any way of the Term hereof or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the

Premises Landlord may receive and collect any rent due, and the payment of such rent shall not waive or affect such notice, suit or judgment.

23. WAIVER OF NOTICE. To the extent that the notice provided in Article 15 hereof satisfies the requirements, if any, for service of notice or demand prescribed by any applicable statute or law, Tenant hereby expressly waives the service of any other notice of intention to terminate this Lease or to re-enter the Premises and waives the service of any demand for payment of rent or for possession and waives the service of any other notice or demand prescribed by any statute or other law.

24. FIRE OR CASUALTY. If the Premises or any part of the Building shall be damaged by fire or other casualty and if such damage does not render all or more than twenty-five percent (25%) of the rentable floor area (hereinafter referred to as a “substantial portion”) of the Premises or the Building untenantable (and for purposes of this Article 24, the Premises shall be deemed untenantable if (i) there is a material impairment of the reasonable means of access thereto, (ii) there is a material impairment to Tenant’s ability to conduct a substantial portion of its customary business operations therefrom due to damage to the Premises, or (iii) with respect to the Building, there is a material impairment to continued occupancy for its intended use, or a material impairment to Tenant’s ability to access the Building), then Landlord shall proceed to repair and restore the Building Systems (including the Building Systems in the Premises) and the reasonable means of access to the Premises with reasonable promptness, given the nature of the damage to be repaired, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control so as to render the Premises tenantable and appropriate for Tenant’s use. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, but in all events within sixty (60) days after such damage occurred, obtain, at no cost to Tenant, an opinion of an independent architect, engineer or other qualified licensed professional, estimating the length of time that will be required to substantially complete the repair and restoration of the Building Systems (including the reasonable means of access to the Building and the Premises) and the Tenant Responsible Premises (stating separate estimated time periods for the repair and restoration of the Building Systems, including those in the Premises, and the repair and restoration of the Tenant Responsible Premises) and by written notice advise Tenant of such estimate (such notice being referred to herein as the “Repair Estimate Notice”). If it is so estimated that the amount of time required to substantially complete such repair and restoration of both the Building Systems (including those in the Premises and the reasonable means of access to the Premises) and the Tenant Responsible Premises will exceed one hundred and eighty (180) days, then either Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within thirty (30) days after Landlord delivers the Repair Estimate Notice to Tenant (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the Repair Estimate Notice). Notwithstanding the foregoing, if such damage renders untenantable a material portion of the Building but does not render untenantable a material portion of the Premises, Landlord shall not have the right to terminate this Lease on account of such damage, unless Landlord elects generally to terminate all leases in the Building which Landlord is entitled to terminate on account of such damage or Landlord elects to demolish all or a substantial portion of the Building, and any such termination of this Lease shall be effective as of a date, specified by Landlord, not less than sixty (60) days after the delivery of such termination notice.

Unless this Lease is terminated as provided in the preceding paragraph, Landlord shall proceed with reasonable promptness to repair and restore the Building Systems, so as to render the Premises tenantable, including Building Systems in the Premises and the reasonable means of access to the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, and also subject to zoning laws and applicable building codes then in effect. When the repair and restoration of the Building Systems is completed to a degree making the Premises suitably available for Tenant’s repair and restoration of the Tenant Responsible Premises, Tenant shall proceed with reasonable promptness to repair and restore the Tenant Responsible Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Tenant’s reasonable control and applicable building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease (except as hereinafter provided) if such repair and restoration of the Building Systems is not in fact completed within the time period specified in the Repair Estimate Notice. If the Building Systems are not repaired and restored so as to render the Premises tenantable by the later of (i) one hundred eighty (180) days after delivery of the Repair Estimate Notice or (ii) a number of days equal to one hundred twenty-five percent (125%) of the number of days specified in the Repair Estimate Notice for completion of the repair and restoration of the Building Systems, measured from the date of delivery of the Repair Estimate Notice (provided, however, such number of days in each of the foregoing clauses (i) and (ii) may be extended up to an additional one hundred twenty (120) days due to Force Majeure events), then either party (but as to Landlord, only if Landlord has diligently commenced and pursued such repair and restoration) may terminate this Lease, effective as of the date of such fire or other casualty, by written notice to the other party delivered not later than thirty (30) days after the expiration of said period but prior to substantial completion of such repair or restoration.

Notwithstanding anything to the contrary herein set forth, (a) Landlord shall have no obligation to repair or restore any of the Tenant Responsible Premises or Tenant’s office furniture, trade fixtures, office equipment, merchandise or any other items of Tenant’s property in the Premises or the Building; (b) if any such damage rendering all or a material portion of the Premises or the Building untenantable shall occur during the last one (1) year of the Term and provided Tenant has not delivered a binding notice under Article 36 to extend the Term of this Lease beyond the then current Term (or Extended Term), each of Landlord and Tenant shall have the option to terminate this Lease by giving written notice to the other within sixty (60) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such fire or other casualty (or such later date through which Tenant continues to occupy the Premises) and (c) Landlord shall have the right to terminate this Lease by giving written notice to Tenant within sixty (60) days of the date such damage occurred if Landlord elects to terminate all tenant leases in the Building which Landlord is entitled to terminate on account of such damage or to demolish the Building, and if such right is so exercised, this Lease shall terminate as of the date of such fire or other casualty (or such later date through which Tenant continues to occupy the Premises).

In the event any such fire or casualty damage renders the Premises or any part thereof untenantable and if this Lease shall not be terminated pursuant to the foregoing provisions of this Article 24 by reason of such damage, then all rent (including, without limitation, Base Rent and rent adjustments) payable pursuant to this Lease with respect to the Premises or such portion so rendered untenantable shall abate during the period beginning with the date of such damage and ending with the date that Tenant substantially completes the repair and restoration of the Tenant Responsible Premises (or such portion rendered untenantable) or commences substantial use of the Premises (or such portion rendered untenantable) for the conduct of its business, whichever is earlier, but in all events not later than the later of (i) two hundred fifty (250) days or (ii) a number of days equal to one hundred fifty percent (150%) of the number of days specified in the Repair Estimate Notice for completion of the repair and restoration of the Tenant Responsible Premises, in each case measured from the date that the Building Systems are repaired and restored to a degree making the Premises suitably available for Tenant to commence and continue without unreasonable interruption Tenant’s repair and restoration of the Tenant Responsible Premises, provided, however, such number of days in each of the foregoing clauses (i) and (ii) may be extended up to an additional one hundred twenty (120) days due to Force Majeure events. Such abatement shall be in an amount bearing the same ratio to the total amount of all rent (including rent adjustments) payable pursuant to this Lease for such period as the portion of the Premises rendered and remaining untenantable due to such fire or casualty from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to this Article 24, all rent (including, without limitation, Base Rent and rent adjustments) payable pursuant to this Lease (to the extent not abated pursuant to the foregoing) shall be apportioned on a per diem basis and be paid to the date of termination.

25. INSURANCE. In consideration of the leasing of the Premises at the rental stated in Articles 3 and 4, Landlord and Tenant agree to provide insurance and allocate the risk of loss as follows:

Tenant, at its sole cost and expense, agrees to purchase and keep in force and effect during the Term hereof (a) Property Insurance on the Tenant Responsible Premises and Tenant’s contents, furniture, fixtures, equipment and other personal property located in the Building, covering the interests of Landlord and Tenant as to damage or other loss caused by those perils customarily covered by an all risk policy, and in any event including without limitation, fire or other casualty, vandalism, theft, sprinkler leakage, water damage (however caused), explosion, malfunction and failures of heating and cooling or similar apparatus, perils covered by extended coverage, and other similar perils in amounts not less than the full insurable replacement value of such property with a deductible amount in a commercially reasonable amount, taking into account the financial condition of Tenant, and (b) broad form Commercial General Liability Insurance, including blanket contractual liability, host liquor liability (if alcoholic liquor within the meaning of the Illinois Liquor Control Act will be given to guests), personal injury liability, and broad form property damage liability coverages, with limits of not less than Three Million Dollars ($3,000,000) for personal injury, bodily injury, sickness, disease or death or for damage or injury to or destruction of property (including the loss of use thereof) for any one occurrence, and (c) worker’s compensation insurance in accordance with the laws of the State of Illinois and employer’s liability insurance with a limit of not less than Three Hundred Thousand Dollars ($300,000). Tenant’s Property Insurance

policy shall provide that it is specific and not contributory and shall contain a clause pursuant to which the insurance carrier waives all rights of subrogation against Landlord and Landlord’s members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents and employees with respect to losses payable under such policy; and Tenant agrees to indemnify Landlord and Landlord’s members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents and employees against all liabilities, damages, costs, claims, obligations and expenses (including attorneys’ fees) arising from any failure of Tenant’s Property Insurance policy to contain such a waiver of subrogation; provided that Landlord shall have no right or interest in any insurance proceeds which relate to Tenant’s trade fixtures, equipment, furniture and other personalty which do not relate to leasehold improvements at the Premises. If the potential for host liquor liability shall arise due to Tenant’s activities pursuant to Article 2 of this Lease, the Tenant shall procure and maintain a policy, or endorsement for, liability insurance before undertaking such activities. Tenant’s Commercial General Liability policy and, if required, its host liquor liability policy or endorsement, shall each name Landlord, Landlord’s members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents, and employees as additional insureds. All such insurance shall be provided by commercial insurers of recognized responsibility and shall provide that should the policy be cancelled before its expiration date, the insurer shall mail to Landlord at least thirty (30) days prior written notice of such cancellation.

Landlord agrees to purchase and keep in force and effect insurance on the Building and Building Systems against fire and such other risks as may be included in extended coverage insurance (which shall include coverage for explosion and loss of rental income) from time to time available on a replacement value basis or in an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies and shall contain a clause pursuant to which the insurance carriers waive all rights of subrogation against the Tenant, its agents, officers, directors and employees, with respect to losses payable under such policies.

Tenant shall, from time to time upon request from Landlord but not more frequently than once each calendar year (except in the case of any change in coverage or any change in insurer, in any of which events Tenant agrees to provide Landlord written notice of such change within thirty (30) days of its occurrence), deliver to Landlord certificates of insurance evidencing the insurance coverage required by this Article 25, with a notation on such certificates as to the waiver of subrogation provided above.

By this Article, Landlord and Tenant intend that the risk of loss or damage to property (including personal property and equipment use in connection with the Building and also including any automobile or other vehicles from time to time parked in any parking spaces which Landlord may from time to time lease to Tenant), as described above be borne by responsible insurance carriers to the extent above provided and Landlord and Tenant hereby release each other and agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all moneys collected from such insurance shall be used toward full compliance with the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty.

26. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, exercisable without notice, except as otherwise stated, and without liability to Tenant for damages or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of rent except as otherwise expressly provided herein:

(A) To change the Building’s name or street address. Landlord agrees to give Tenant one hundred eighty (180) days prior notice of such change of street address (except where Landlord is required to change the street address by any governmental authority).

(B) To install, affix and maintain any and all signs on the exterior and interior of the Building.

(C) To designate and approve, prior to installation by Tenant, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and to reasonably control all internal lighting that may be visible from the exterior of the Building so as to promote the uniformity or harmony of appearance of the exterior of the Building.

(D) Except as provided otherwise in this Lease, to reserve to Landlord the exclusive right to designate, limit, restrict and control any business or any service in or to the Building and its tenants.

(E) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein or increase the costs therefor to Tenant, and the rates charged by any such vendor shall be competitive market rates.

(F) To impose reasonable non-discriminatory rules and regulations regarding the placing of vending or dispensing machines of any kind in or about the Premises without the prior written permission of Landlord.

(G) To show the Premises to prospective tenants at reasonable hours and upon reasonable written notice (but in no event less than twenty-four (24) hours notice) by appointment and accompanied by a representative of Tenant during the last twelve (12) months of the Term, as it may be extended.

(H) To reasonably approve the weight, size and location of safes and other heavy equipment and bulky articles in and about the Premises and the Building (so as not to exceed the legal live load), and to require all such items and furniture and similar items to be moved into and out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct in writing. Subject to the provisions of Articles 11 and 25, and any other applicable provision of this Lease, any damages done to the Building or to other tenants in the

Building by taking in or taking out safes, furniture, and other articles or from overloading the floor in any way shall be paid by Tenant. Furniture, boxes, merchandise or other bulky articles shall be transported within the Building only upon or by vehicles equipped with rubber tires and shall be carried only in a freight elevator when such service is available. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require registration before allowing any such property to be moved into or out of the Building. Landlord reserves the right to reasonably regulate the movement of, and to inspect, all property and packages brought into or out of the Building to enforce compliance with the terms of this Lease and to reasonably regulate delivery and service of supplies and the usage of loading docks, receiving areas and freight elevators. Landlord shall not discriminate against Tenant in its right to use such loading docks, receiving areas and freight elevators in conjunction with other tenants.

(I) To have access for Landlord to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(J) To close the Building after regular working hours and on Saturdays, Sundays and holidays established by Landlord (subject to the limitations set forth herein) from time to time subject, however, to Tenant’s right, subject to force majeure, to admittance at all times under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a security officer by registration or otherwise and that said persons comply with Landlord’s regulations concerning their entering and leaving the Building (Landlord agrees to furnish to Tenant prior notice in the case of any scheduled Building shutdown when Tenant shall have access to the Premises through limited entrances provided such notice shall not limit or affect any rights granted to Tenant pursuant to the terms of this Lease).

(K) To change the arrangement, configuration, size or location of entrances, passageways, doors and doorways, corridors, stairs, toilets, elevators and escalators and other public service portions or common areas of the Building and the Property not contained within the Premises or any part thereof, so long as Landlord uses reasonable efforts to give Tenant prior notice in the event of any changes to common areas of the Building directly and materially serving the Premises and so long as any such change does not materially and adversely affect Tenant’s ability to conduct its normal and customary business operations in the Premises or Tenant’s access to the Premises.

(L) To change the character or use of any part of the Building or the Property.

(M) To devise, implement and enforce such security procedures and policies as Landlord deems reasonably necessary and/or desirable.

(N) To use for itself the roof, the exterior portions of the Premises and such areas within the Premises (so long as the useable area of the Premises is not materially reduced) required for structural columns and their enclosures and the installation of utility lines, Building systems and other installations required to service the Building, the Property or tenants or occupants thereof and to maintain and repair same, no rights being hereby conferred upon Tenant, and, unless otherwise specifically provided herein, to exercise for itself any rights to the land and improvements below the floor level of the Premises or the air rights above the Premises and to the land and improvements located on and within the public areas. Neither Tenant nor its employees, invitees, guests and agents shall, without obtaining in each instance the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed, and shall be conditioned upon such requirements as Landlord deems appropriate) (1) go above or through suspended ceilings, (2) remove any ceiling tiles or affix anything thereto, remove anything therefrom or cut into or alter the same in any way, (3) enter fan rooms or other mechanical spaces, or (4) open doors or remove panels providing access to utility lines, Building Systems or other installations required to service tenants.

27. RULES AND REGULATIONS. Subject to the rights expressly granted to Tenant elsewhere in this Lease, Tenant agrees to observe the reservations to Landlord in Article 26 hereof and agrees to comply and to use reasonable business efforts to have its employees, agents, and servants to observe and comply, at all times, with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may make for the Building (so long as Landlord has delivered to Tenant prior notice of any such modifications and additions and that same are reasonable), and that failure to observe and comply with such reservations, rules and regulations, after written notice of such failure and an opportunity to cure as provided in Section 15 hereof, shall constitute a Default under this Lease:

(A) No sign, picture, advertisement or notice, typewritten or otherwise, shall be displayed, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Building, or on or about the Premises in any location visible from outside the Premises, except on glass of the doors and windows of the Premises and on the directory board of the Building and then only of such nature, color, size, style and material as shall be first approved by Landlord in writing, which approval shall not be unreasonably withheld.

(B) Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld), install or operate any heating device or air conditioning equipment, steam or internal combustion engine, boiler, stove, machinery, or mechanical devices upon the Premises or carry on any mechanical or manufacturing business thereon, or use or permit to be brought into the Building flammable fluids such as gasoline, kerosene, benzene, or naphtha (except in such small quantities as customarily used by office tenants for general office use in compliance with applicable legal requirements) or use any illumination other than electric lights. All equipment, fixtures, lamps and bulbs shall be compatible with, and not exceed the capacity of, the Building’s electrical system. No explosives, firearms, radioactive or toxic or hazardous substances or materials, or other articles deemed extra hazardous to life, limb or property shall be brought into the Building or the Premises.

(C) Any person or persons employed by Tenant to do janitor work or other physical care for the Premises shall be subject to and under the reasonable control and direction of the building manager (in such manner and to such extent as generally applicable to persons employed by Building tenants) while in the Building and outside of the Premises, but not as agent of Landlord.

Any refuse and rubbish shall be stored and transported in containers reasonably acceptable to Landlord and shall be deposited in locations acceptable to Landlord and consistent with policies established by Landlord for the Building generally.

(D) Tenant shall at its expense provide artificial light for employees or agents of Landlord while cleaning, doing work and making repairs or alterations in the Premises.

(E) The location and manner of installation of all telegraph, telephone, communication, signal and electric connections, cabling and wiring (other than connections, wiring or cabling located exclusively within the Premises and not affecting the Building structure, Building Systems, common areas or other tenants’ premises) shall be subject to the reasonable approval of Landlord and any work in connection therewith shall be subject to the direction of Landlord. Tenant shall give Landlord reasonable prior notice of the installation of all such telegraph, telephone, communication, signal and electric connections, cabling and wiring whether or not Landlord’s approval thereto and direction thereof is required. Landlord reserves the right to designate and control the entity or entities providing telephone wire installation, repair and maintenance in the Building to the Building telephone closets on the various floors and to reasonably restrict and control access to such Building telephone closets. In the event Landlord designates a particular vendor or vendors to provide such telephone wire installation, repair and maintenance up to the Building telephone closets, Tenant agrees to abide by and participate in such program provided that the cost thereof is competitive with that of other vendors offering such services. Tenant may select the vendor or vendors and service providers with respect to the installation, repair and maintenance of other communication and signal cabling and wiring subject to the general direction of Landlord and such reasonable rules and regulations as may be established by Landlord for the protection of the Building and its efficient, high-quality and harmonious operation.

(F) Tenant must list all furniture and fixtures to be taken from the Building at any time and from time to time prior to the expiration of the Term hereof upon a form furnished by Landlord. Such list shall be presented at the office of the Building for registration (or if closed, to the security officer) before acceptance by the security officer or elevator operator.

(G) Tenant, its licensees, agents, servants, and employees and guests shall not encumber or obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators, stairways or other common areas in or about the Building.

(H) No bicycle or other vehicle and no animal (except seeing eye dogs) shall be allowed in the showrooms, offices, halls, corridors or any other parts of the Building.

(I) Tenant shall not allow anything to be placed against or near the glass in the partitions between the Premises and the halls or corridors of the Building which shall diminish the light in the halls or corridors.

(J) Tenant shall not allow anything to be placed on the outer window ledges of the Premises, nor shall anything be thrown by Tenant or its employees out of the windows of the Building. Tenant shall keep all windows closed.

(K) No additional locks shall be placed upon any entry doors to the Premises and no locks shall be changed without the prior written consent of Landlord, which shall not be unreasonably withheld. Upon termination of this Lease, Tenant shall surrender all keys and key cards of the Premises and of the Building and give to Landlord the explanation of the combination of all locks on safes or vault doors in the Premises. Tenant may, at its discretion and upon written notice to Landlord, cause certain interior spaces to be secured by locks and other mechanisms exclusively controlled by Tenant. Tenant agrees that Landlord shall not be responsible for any damage caused to Tenant’s space should Landlord have to forcibly enter such exclusively controlled areas in case of an emergency and Tenant agrees to indemnify Landlord for any damage or injury caused by Landlord’s failure or delay in obtaining access to such exclusively controlled areas.

(L) The building manager shall at all times keep a pass key and be allowed admittance to the Premises to cover any emergency, fire or other casualty that may arise and in other appropriate instances. Landlord, Landlord’s agents and/or any Lender shall have the right to enter the Premises at all reasonable hours upon prior notice (except in case of an emergency) to examine the same.

(M) Unless otherwise advised by Landlord, neither Tenant nor its employees shall undertake to regulate the radiator controls or thermostats. Tenant shall report to the office of the Building whenever such thermostats or radiator controls are not working properly or satisfactorily.

(N) If Tenant desires shades or venetian blinds for outside windows, they must be furnished and installed at the expense of Tenant, and must be of such type, color and material as may reasonably be prescribed by Landlord.

(O) Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry into the Premises closed and secured.

(P) Tenant shall not peddle, canvass, solicit or distribute handbills or flyers on or about the Property except as specifically authorized by Landlord.

(Q) Tenant shall not sell food of any kind or cook in the Building, unless in coffee-makers or microwave or similar ovens installed and maintained by Tenant for use by its employees and invitees, and subject to any reasonable applicable Building rules and regulations and all applicable laws. Tenant may serve complimentary foods to its guests and employees provided that it shall first comply with all applicable laws, ordinances, codes and regulations.

(R) Water in the Premises shall not be wasted by Tenant or its employees by tying or wedging back the faucets of the washbowls or otherwise.

(S) Tenant shall use neither the name of the Building (except as the address of its business) nor pictures of the Building in advertising or other publicity or for any other purpose without Landlord’s prior written consent.

(T) Tenant shall cooperate with all reasonable security procedures and policies implemented by Landlord.

(U) Tenant shall use all reasonable efforts, in dealing with its employees, to cooperate with and enforce Landlord’s policies prohibiting the use of the public areas, inside and out, of the Building as smoking areas.

(V) Landlord reserves the right upon prior notice to Tenant to make such other and further reasonable rules and regulations as in Landlord’s reasonable judgment may from time to time be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of good order therein so long as such further rules and regulations do not diminish any rights heretofore expressly granted to Tenant in this Lease. Landlord agrees that all such rules and regulations shall be enforced in a manner that does not singularly target Tenant and no other tenants similarly situated or engaged in conduct similar to that of Tenant.

28. MISCELLANEOUS. Tenant and Landlord further covenant with each other that:

(A) All rights and remedies of Landlord and Tenant under this Lease shall be cumulative, and none shall exclude any other rights and remedies allowed by law.

(B) The word “Tenant” wherever used herein shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. If there is more than one tenant, all obligations and liabilities hereunder imposed upon Tenant shall be joint and several.

(C) This Lease and the rights of Tenant hereunder shall be and are subject and subordinate at all times to any ground leases or master leases and to the lien of any mortgages or deeds of trust now or hereafter in force against the Property or the Building, or both of them, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof. The holder of any note secured by a mortgage or deed of trust, or any mortgagee or beneficiary under a deed of trust on the Property or Building (collectively, “Lender”), however, may elect to have this Lease be superior to its mortgage or deed of trust. This provision is self-operative and no further instrument of subordination or priority shall be required. In confirmation of such subordination or priority, Tenant shall promptly execute such further instruments as may be reasonably requested by Landlord and in the event Tenant fails to do so within twenty (20) days after demand in writing by certified or registered mail, Landlord shall deliver to Tenant a further written request, and if Tenant fails to execute and deliver such instruments within five (5) business days after receipt of such further notice from Landlord, such failure shall constitute a material Default hereunder and shall entitle Landlord to exercise the remedies provided by Article 15 hereof (without any notice otherwise required by said Article 15. Tenant shall give Lender written notice of any Default by Landlord under this Lease at the same time Tenant gives notice thereof to Landlord, and Lender shall have a reasonable time (but no obligation) after expiration of Landlord’s cure period within which to cure any such Default prior to Tenant taking any action to remedy a Default by Landlord hereunder or to cancel this Lease due to a Default by Landlord

(D) Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit of, not only Landlord and Tenant, but also their respective heirs, legal representatives, successors and assigns, provided, this clause shall not permit any assignment contrary to the provisions of Article 12 hereof.

(E) All of the representations and obligations of Landlord and Tenant are contained herein and no modification, waiver or amendment of this Lease or any of its conditions or provisions shall be binding upon Landlord unless in writing signed by a duly authorized officer of Landlord’s agent or upon Tenant unless in writing and signed by a duly authorized officer of Tenant.

(F) All amounts due and payable from Tenant under this Lease or under any work order or other agreement relating to the Premises shall be considered as rent and, if unpaid when due, shall bear interest from such date until paid at the maximum legal rate of interest available, provided such rate of interest shall not exceed two percent (2%) per annum plus the Prime Rate as announced by the Northern Trust Bank in Chicago, Illinois and in effect on the first day of each calendar quarter, determined and subject to change as of the first day of each calendar quarter.

(G) Submission of this instrument for examination shall not bind Landlord or Tenant in any manner, and no lease or obligation on Landlord or Tenant shall arise until this instrument is signed and delivered by Landlord and Tenant.

(H) No rights to light or air over any property, whether belonging to Landlord or any other persons, are granted to Tenant by this Lease.

(I) The laws of the State of Illinois shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.

(J) Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.

(K) In case Landlord or any successor owner of the Property or the Building shall convey or otherwise dispose of any portion thereof to another person, such other person shall in its own name thereupon be and become Landlord hereunder and shall assume fully in writing and be liable upon all liabilities and obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, and such original Landlord or successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations not then incurred.

(L) Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall constitute a material breach of this Lease.

(M) Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association or relationship between Landlord and Tenant other than that of landlord and tenant.

(N) Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord in its sole discretion may elect.

(O) All indemnities, covenants and agreements of Landlord and Tenant, respectively, contained herein which inure to the benefit of the other party shall be construed to inure also to the benefit of the other party’s officers, directors, managers, beneficiaries, partners, members, agents and employees.

(P) Unless otherwise notified in writing by Landlord, Tenant may rely upon notices and directions from officers of Merchandise Mart Properties, Inc., Landlord’s management agent for the Building and Property, as the authorized action of Landlord.

(Q) If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that (s)he has full authority to do so and that this Lease binds the corporation.

(R) Notwithstanding anything to the contrary herein contained, Tenant shall not knowingly permit, and Tenant shall not knowingly permit any other occupant of the Premises to permit, the Premises, or any portion thereof, to be used or occupied by or for the benefit of any person or entity that the Office of Foreign Assets Control of the United States Department of the Treasury has listed on its list of Specially Designated Nationals or Blocked Persons.

29. ATTORNMENT. Upon request of any Lender, Tenant will agree in writing that no action taken by such Lender shall terminate this Lease or invalidate or constitute a breach of any of the provisions hereof and Tenant will attorn to such Lender, or to any purchaser of the Property or Building, at any foreclosure sale or sale in lieu of foreclosure, for the balance of the Term of this Lease and on all other terms and conditions herein set forth. Tenant by entering into this Lease, covenants and agrees that (a) upon the written direction of Lender it shall pay all rents arising under this Lease as directed by such Lender; and (b) in the event such Lender enforces its rights under the mortgage or deed of trust due to a default by Landlord, and this Lease is not extinguished by a foreclosure of the mortgage or deed of trust, Tenant will, upon request of any person succeeding to the interest of Landlord in the Property (“successor in interest”) as the result of said enforcement, automatically attorn to such successor in interest, without any change in terms or other provisions of this Lease; provided, however, that said successor in interest shall not be: (i) liable for any previous act or omission of any prior landlord, including Landlord, under this Lease; (ii) bound by any payment of rent or additional rent for more than one month in advance, except payments in the nature of security, but only to the extent such payments have been delivered to such successor in interest; (iii) bound by any modifications to the Lease (including any agreement providing for early termination or cancellation of the Lease) made without any requisite consent of the Lender or any such successor in interest; (iv) bound by any covenant or obligation of Landlord to perform, undertake or complete any work in the Premises or to prepare it for occupancy; (v) bound by any obligation to make any payment to Tenant or to grant any credits, except for service, repairs, maintenance and restoration provided for under this Lease to be performed by Landlord after the date of Tenant’s attornment; (vi) responsible for any funds, including security deposits, owing to Tenant; or (vii) subject to any demands, credits, claims, counterclaims, offsets or defenses which Tenant might have against any prior landlord, including Landlord.

30. ESTOPPEL CERTIFICATE. Tenant agrees that from time to time (but not more frequently than once each year and also upon commencement of the Term and in connection with any sale or refinancing of the Building and upon any request by Lender) upon not less than fifteen (15) business days’ prior request by Landlord, Tenant or Tenant’s duly authorized representative having knowledge of the following facts shall deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect); (b) the dates to which Base Rent, rent adjustments and other sums payable under this Lease have been paid; (c) that, to Tenant’s actual knowledge (without the requirement of any independent investigation whatsoever), neither Landlord nor Tenant is in Default under any provision of this Lease, or, if in Default, the nature thereof in reasonable detail; (d) that, to Tenant’s actual knowledge (without the requirement of any independent investigation whatsoever), there are no offsets or defenses to the payment of Base Rent, additional rent or any other sums payable under this Lease, or if there are any such offsets or defenses, specifying such in reasonable detail; (e) that, to Tenant’s actual knowledge (without the requirement of any independent investigation whatsoever) all improvement work, if any, relating to the Building or the Premises required by this Lease to be performed by Landlord has been completed (or if not completed, a description of incomplete work in reasonable detail); (f) that Tenant is in occupancy of the Premises; (g) that all allowances, if any, required by this Lease to be provided by Landlord to Tenant have been paid in full (or if not paid in full, a description of unpaid amounts in reasonable detail); and (h) such other matters relating to the status of the Lease as may be reasonably requested. In the event Tenant fails to deliver such statement to Landlord within such 5 business day period, such failure, if not cured within an additional 5 business day period after delivery of written notice thereof, shall constitute a Default hereunder and entitle Landlord to exercise the remedies provided by Article 15 hereof (without any notice otherwise required by said Article 15).

Landlord agrees that from time to time upon not less than fifteen (15) business days prior written request by Tenant (but not more frequently than once each year), and upon not less than fifteen (15) days prior written request by any approved assignee or subtenant in connection with the execution and delivery of any assignment or sublease, Landlord or Landlord’s duly authorized representative having knowledge of the following facts shall deliver to Tenant a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease, as modified, is in full force and effect); (b) the dates to which the Base Rent, rent adjustments and other sums payable under this Lease have been paid; (c) that, to Landlord’s actual knowledge (without the requirement of any independent investigation whatsoever), neither Landlord nor Tenant is in default under any provision of this Lease, or, if in default, the nature thereof in reasonable detail; and (d) such other matters relating to the status of the Lease as may be reasonably requested.

31. BROKERS. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than those on behalf of Julien J. Studley, in the negotiation or making of this Lease, and Tenant agrees to indemnify and hold harmless Landlord from the claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant to enter into this Lease. Landlord shall be responsible for the commission payable pursuant to separate agreement(s) between Landlord and such broker(s) and agrees to indemnify and hold harmless Tenant from the claim or claims of any other brokers claiming to have caused Landlord to enter into this Lease.

32. SECURITY DEPOSIT.

A. As additional security for the full and prompt performance by Tenant of all of Tenant’s obligations hereunder, Tenant shall provide Landlord with an unconditional irrevocable letter of credit in favor of Merchandise Mart Properties, Inc., as agent of Landlord, from a financial institution acceptable to Landlord (which form allows for partials draws thereon) in the initial amount of $500,000.00 and otherwise in form and substance reasonably satisfactory to Landlord (“LOC”), which LOC may be drawn upon by Landlord and retained, used or applied by Landlord for the purpose of curing any monetary Default or Defaults of Tenant under this Lease. The LOC or any portion thereof not drawn upon, retained, used or applied by Landlord in accordance with this Lease shall be promptly returned to Tenant following the termination of this Lease or any extensions or renewals thereof. If, in accordance with the terms of this Lease, Landlord draws upon such LOC to retain or apply such amounts for the curing of monetary Defaults, Tenant shall, within ten (10) days after written notice from Landlord, replace or supply another letter of credit so that the LOC is not less than the amount set forth above. The use, application or retention of amounts drawn under the LOC in accordance with this Lease or the act of drawing on the LOC, or any part thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law and shall not operate as a limitation upon any recovery to which Landlord may be entitled. Notwithstanding anything else herein to the contrary, provided that (a) Tenant is not then in Default, and (b) Landlord has not made any prior draws upon the LOC, then the LOC shall automatically reduce upon the first day of the second Lease Year, and each Lease Year thereafter while there is a balance remaining on the LOC by the amount equal to the sum of the Base Rent payments actually made by Tenant to Landlord in accordance with, and subject to, this Lease in the preceding 12 month period. Provided that Tenant is not then in Default and has paid all Rent owing at that point in accordance with and subject to the terms of this Lease, and Landlord has not made any prior draws upon the LOC, then in such event the LOC shall be immediately released and returned by Landlord to Tenant and terminate at the end of the third Lease Year.

B. Tenant further agrees that, in addition to all of the rights and remedies provided to Landlord pursuant to Article 15 hereof, whether or not this Lease or Tenant’s right to possession hereunder has be terminated, (a) in the event Tenant is in Default under any of the terms, covenants and conditions of this Lease and Tenant has failed to replenish the Letter of Credit in accordance with the terms hereof, or (b) in the event Tenant has filed (or there has been filed against Tenant) a petition for bankruptcy protection or other protection from its creditors under any applicable and available law, then Landlord may at once and without notice to Tenant be entitled to draw down on the entire amount of the Letter of Credit then applicable and hold such amounts as a cash security deposit in accordance with the terms hereof and to reimburse Landlord for any damages suffered by Landlord as a result of any Default by Tenant hereunder.

C. The foregoing Letter of Credit shall provide for an original expiration date of one year from the Commencement Date, and shall be automatically extended without amendment (subject to the reductions described above) for additional successive one-year periods from the original expiration date or any future expiration date thereof for the Term of the this Lease, unless not less than thirty (30) days prior to any such expiration date the bank sends to Landlord by certified/registered mail, return receipt requested or overnight courier written advice that the bank has elected not to consider the LOC renewed for any such additional one-year period. In the event such bank so advises Landlord that such LOC will not be so renewed, Landlord shall promptly thereafter notify Tenant thereof in writing, and Tenant shall obtain a substitute LOC from a bank reasonably approved by Landlord meeting all of the terms and conditions described in Paragraph A above, but reduced in amount pursuant to any applicable terms set forth above, which substitute LOC (“Substitute LOC”) shall be reasonably satisfactory to Landlord and delivered to Landlord no later than twenty (20) days prior to the expiration date of such LOC then in effect. In the event Tenant so fails to deliver a substitute LOC as required herein, Landlord shall in such instance have the right without notice to Tenant to immediately draw down on the entire amount of the LOC then available to Landlord; in such instance Landlord shall retain such resulting sum as a cash security deposit (which sum shall be reduced, so long as Tenant is not then in Default hereunder, to reflect the reduction schedule applicable if Landlord were holding the LOC described in Paragraph A above) and Landlord shall have the right to use such cash security deposit to the same extent that Landlord would be entitled to draw down on the LOC pursuant to the terms of Paragraph A above. Landlord shall not, unless required by law, keep the security deposit separate from its general funds or pay interest thereon to Tenant. As between Landlord and Tenant only, all draws under the LOC (or cash security deposit, as the case may be) and rights of Landlord to apply the proceeds of any such draw or draft shall be subject to the provisions of this Lease, including all applicable notice and cure periods provided for in Article 15 hereof, if any except that where this Article 32 states no notice to Tenant is required, Landlord is not obligated to give any notice under Article 15 prior to taking any action provided for in this Article 32.

33. SHELL AND CORE WORK, LANDLORD’S TURN-KEY WORK, & LANDLORD’S COMMON AREA WORK.

(A) Shell and Core Work. In addition to the Landlord’s Turn-Key Work (defined below) and the other Landlord’s Work defined herein below, and not subject to the Cap Amount defined below, on or before the Commencement Date, Landlord shall complete at its sole cost and expense all of the base building work included in the Shell and Core Work described in Exhibit “F” attached hereto and made a part hereof (the “Shell and Core Work”) with respect to the Premises.

(B) Landlord’s Turn-Key Work.

(1) On or before the Commencement Date, except as otherwise stated herein, Landlord shall construct and install the improvements to the Premises, up to a maximum cost not to exceed Eight Hundred and Twenty-Five Thousand Dollars ($825,000) (the “Cap Amount”) in accordance with: (a) the preliminary drawings approved by Landlord and Tenant, prepared by Torchia Associates, Inc. (“Tenant’s Architect”), dated August 10, 2004 (“Preliminary Drawings”); (b) the scope of work dated August 24, 2004, the “Allscripts Cap Amount Breakdown” and the “Construction Estimate Project Summary” (collectively known as “Specifications”); (c) the construction schedule dated August 25, 2004 (“Schedule”) (the Preliminary Drawings, the Specifications and the Schedule are attached hereto and made part hereof in Exhibit “G”); and (d) the final plans and working drawings for the construction of the Premises which will be prepared by Tenant’s Architect on behalf of Tenant, based on and consistent with the Preliminary Drawings, Specifications and Schedule (the “Final Plans”) (the work and improvements described in (a) – (d) above is collectively “Landlord’s Turn-Key Work”). All costs of work necessary to complete Landlord’s Turn-Key Work in accordance with the Final Plans that exceed the Cap Amount shall be at Tenant’s sole cost and expense.

(2) The parties acknowledge that in order for Landlord’s Turn-Key Work to be substantially completed, time is of the essence for all dates stated in the Schedule, including but not limited to (a) the deadline for Tenant signing this Lease on September 17, 2004; (b) the due date for the Final Plans to be prepared and delivered to Landlord for Landlord’s review and approval (which approval shall not be unreasonably withheld or delayed) on September 17, 2004; (c) the construction bidding process held between September 15 – 30, 2004; (d) the deadline for awarding the construction contract on October 6, 2004; and (e) the deadline for beginning the construction work on October 11, 2004. Upon approval of the Final Plans by Tenant (not to be unreasonably withheld or delayed), those Final Plans shall replace, be utilized and relied upon in lieu of the Preliminary Drawings. Any changes to the Final Plans requested by Tenant after September 17, 2004, or the date that such plans are submitted to Landlord, shall be at Tenant’s sole cost and any such changes that delay completion of Landlord’s Turn-Key Work beyond the Possession Date shall be considered a Tenant Delay.

(3) Landlord shall furnish, up to the Cap Amount and except as otherwise noted herein, the material, labor and equipment required to complete Landlord’s Turn-Key Work, pursuant to and as described by the Preliminary Drawings and Specifications per the Schedule, as revised by the Final Plans. All Landlord’s Work to be performed under this Section 33 shall be timely constructed in a good and workmanlike manner, in accordance with the Final Plans and any other applicable provisions of this Lease, and completed in accordance with all applicable statutes, ordinances and building codes, governmental rules, regulations and orders relating to construction of Landlord’s Work. Landlord shall diligently proceed with the construction of Landlord’s Work and Substantially Complete the same so that the Possession Date occurs on or before December 17, 2004, subject to extension on account of Force Majeure events and Tenant Delays.

(4) Tenant Allowances.

(i) Furniture Allowance. As part of Landlord’s Turn-Key Work, Landlord agrees to pay to Tenant an allowance in an amount One Hundred Thirty Thousand Four Hundred Seventy Dollars ($130,470) (“Furniture Allowance”) which amount is set forth in the “Cap Amount Breakdown” attached hereto in Exhibit “G” and is included in and part of the Cap Amount. The Furniture Allowance shall be applied towards the purchase and installation of furniture for the Premises, which Landlord will assist Tenant in purchasing. The Furniture Allowance shall be applicable only in connection with the initial preparation for occupancy of the Premises. Should Tenant choose not to use a portion of the Furniture Allowance for the purchase and installation of furniture or if any cost savings is realized, Tenant may apply such remaining amount or cost savings to any other cost or expense related to Landlord’s Turn-Key Work.

(ii) Skylight Allowance. As part of Landlord’s Turn-Key Work, Landlord agrees to provide an allowance up to Seventy-Three Thousand Five Hundred Dollars ($73,500), which amount is set forth in the “Cap Amount Breakdown” attached hereto in Exhibit “G” and is included in and part of the Cap Amount, to be used for costs for skylights and drywall soffits to be chosen by Tenant (“Skylight Allowance”). All future maintenance and repair related to the skylights and soffit will be done by Landlord upon Tenant’s request and at Tenant’s sole expense. If Tenant remains a tenant in the Building for at least six (6) years, Tenant shall not be responsible for paying to remove the skylights that have been installed pursuant to this paragraph; however, under no circumstances will Tenant be responsible for removing or paying to remove the existing skylight in the Premises. All payments for such removal, if required, must be paid to Landlord prior to Tenant vacating the Premises. Should Tenant choose not to use a portion of the Skylight Allowance for skylights or soffit as discussed herein or if any cost savings are realized, Tenant may apply such remaining amount or any cost savings to any other cost or expense related to Landlord’s Turn-Key Work.

(iii) It shall be a condition of Landlord’s obligation to pay any installment of either the Furniture Allowance or Skylight Allowance for work performed by any contractor or goods provided by any supplier, other than those engaged by Landlord, that Tenant shall provide or cause to be provided to Landlord invoices establishing the actual cost of items purchased and labor provided, as well as appropriate lien waivers, all in form and content reasonably satisfactory to Landlord. It shall be a further condition to Landlord’s obligation to pay or credit any amount of either the Furniture Allowance or Skylight Allowance at any time that

Tenant is not then in Default under any of material terms, covenants and conditions of this Lease. The Furniture Allowance and Skylight Allowance shall be advanced as costs are incurred, subject to customary retainage, if applicable.

(C) Landlord’s Common Area Work.

Landlord also agrees to cause, at Landlord’s sole cost and expense above and beyond the Cap Amount, the common area of the 20th Floor of the Building from the elevator bank to the Premises to be improved to a higher standard that exists as of the date of this Lease (“Common Area Improvements”). In furtherance thereof, Landlord shall cause the completion of the Common Area Improvements, which shall include, without limitation, the following:

(1) re-painting and re-carpeting said common area;

(2) widening of the existing common corridor to create a more open presence and direct access to the Premises; and

(3) subject to an allowance from Landlord in an amount not to exceed $500.00, construction of signage from Tenant along the wall leaving from the elevator bank to the Premises.

In addition, Landlord shall investigate and determine whether the existing handicap lift/ramp can be removed (or relocated) in a in a feasible and cost-effective manner from the common area of the 20th floor. If such removal (or relocation) is feasible for a reasonable cost in Landlord’s sole determination, Landlord agrees to implement such removal (or relocation).

(D) Neither Landlord nor its agents give any warranty as to the Landlord’s Work described in this Article 33, however, Landlord agrees to assign to Tenant any warranties that Landlord is given for such Landlord’s Work.

All of the work described in this Article 33 shall be deemed “Landlord’s Work” for all purposes of this Lease.

34. OPTIONS TO EXTEND TERM. Subject to the terms of this Article 34, the Term may be extended, at the option of Tenant, for one (1) successive period of five (5) years, such period being herein sometimes referred to as an “Extended Term” (and constituting part of the “Term”), as follows:

(A) The option to extend the Term for an Extended Term must be exercised by Tenant by (1) delivery to Landlord, not more than thirty (30) months and not less than eighteen (18) months prior to the commencement of the applicable Extended Term, of a non-binding written notice of Tenant’s good faith intent to exercise such option and (2) delivery to Landlord of a binding written notice exercising such option no less than twelve (12) months prior to the commencement of the applicable Extended Term; provided, however, in no event shall such binding written notice be required to be delivered earlier than fifteen (15) business days after the final determination of

Extension Term Rent pursuant to this Article or, if applicable, Article 35 hereof. Tenant shall not have the right to extend the Term beyond the last day of the One Hundred and Eightieth (180) full calendar month of the Term (as extended pursuant to this Article 34). Any termination of this Lease or any termination of Tenant’s right of possession hereunder during the initial Term hereof or during an Extended Term shall terminate all rights to extend granted hereunder. If Tenant shall fail to give Landlord timely notice of its exercise of an option herein contained, Tenant shall be deemed to have waived such option to extend the Term hereof and such option shall thereupon become null and void.

(B) The Extended Term shall be on the same terms, covenants and conditions of this Lease, except for the provisions of Articles 33 and 34 hereof, and except for the determination of Base Rent as hereinafter provided. The provisions of Article 4 hereof providing for the payment of rent adjustments with respect to increases in Operating Expenses and Real Estate Related Taxes shall be applicable to any Extended Term, provided that the Base Year used in the calculation of such rent adjustments in any Extended Term shall be the calendar year in which such Extended Term begins.

(C) The Base Rent during the Extended Term (herein referred to as “Extension Term Rent”) shall be the greater of (1) the sum of (a) the then applicable Base Rent plus (b) the then applicable rent adjustments in respect of Operating Expenses and Real Estate Related Taxes payable hereunder immediately prior to the Extended Term, and (2) the Fair Market Rent (as defined in Article 35 hereof) as determined in advance but as of the first day of the applicable Extended Term rather than as of the date such determination is made; provided, however, that the calculation so made shall be final and shall not be remade on the first day of the Extended Term. The calculation shall reflect the full length of the Extended Term.

(D) Landlord shall provide Tenant with Landlord’s determination of Fair Market Rent, to be paid by Tenant no later than one month after delivery of Tenant’s non-binding written notice under Paragraph (A) above. If (1) Landlord determines that the Fair Market Rent is greater than the sum of (a) the then applicable Base Rent plus (b) the then applicable rent adjustments in respect of Operating Expenses and Real Estate Related Taxes payable hereunder immediately prior to the Extended Term, and (2) Tenant notifies Landlord in writing within ten (10) business days after delivery of Landlord’s determination of the Fair Market Rent that Tenant contests Landlord’s determination, and (3) the parties cannot within ten (10) business days after delivery of such notice by Tenant (“the Negotiation Period”) reach agreement on the Fair Market Rent payable during any the Extended Term, then the Fair Market Rent shall be determined in accordance with the procedures set forth in Article 35 hereof.

(E) Tenant may extend the Term only as to all of the Premises as are demised to Tenant on the date of Tenant’s exercise of such applicable option to extend.

(F) Tenant’s rights to exercise its option to extend the Term of this Lease for the Extended Term are subject to the condition that Tenant is not in Default under any of the terms, covenants or conditions of this Lease at the time that Tenant delivers its written notice to Landlord of the exercise of any such option to extend for an Extended Term, or upon the commencement of such Extended Term (provided the foregoing shall not affect or limit Landlord’s rights to enforce any Defaults of Tenant pursuant to Article 15 hereof). Notwithstanding the foregoing, if the existence of any such Default shall, pursuant to the foregoing, make ineffective the exercise of such option, such exercise shall nevertheless become effective as of the originally scheduled date if such Default is cured within the earlier of (i) any applicable cure or grace period specified in Article 15 hereof or (ii) thirty (30) days after delivery of notice of such Default by Landlord to Tenant.

(G) In the event Tenant exercises any option pursuant to this Article 34, Tenant shall accept the Premises in “as is” condition.

(H) In the event Tenant exercises any option pursuant to this Article 34, Tenant and Landlord agree to enter into an amendment to this Lease, in a form and substance reasonably acceptable to the parties, setting forth the terms applicable to such Extended Term within ninety (90) days after the date Tenant gives binding notice of its exercise of an option to extend the Term of this Lease for an Extended Term.

(I) The option to extend granted pursuant to this Article 34 is personal to the initial Tenant (and any Successor or Affiliate to whom this entire Lease has been assigned in compliance with Article 12) and may not be exercised by or for the benefit of any other party nor may the option to extend be exercised by Tenant at any time that any of the Premises then demised hereby are subject to an assignment or sublease. Any termination of this Lease or of Tenant’s right to possession under this Lease shall extinguish and cancel all rights of Tenant under this Article 34.

35. FAIR MARKET RENT; ARBITRATION PROCEDURES.

(A) “Fair Market Rent” for the Premises with respect to the Extended Term shall mean the fair rental, as of the date for which such Fair Market Rent is being calculated, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space with a comparable use in the Building, and in other buildings comparable to the Building in quality and location (but excluding those leases where the tenant has an equity interest in the property), where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent. The Fair Market Rent shall be determined on the basis of a fixed base rent per square foot without rent adjustments of any kind (other than rent adjustments with respect to increases in Operating Expenses and Real Estate Related Taxes as provided in Article 4 hereof and, with respect to Fair Market Rent for the proposed Extended Term, using as a Base Year the calendar year in which the respective Extended Term commences), step increases or otherwise (the economic value of any such adjustments then customarily applicable in the market to be reflected instead in the determination of such base rent). The Fair Market Rent shall take into account and reflect: (i) any tenant improvement allowances, rent abatements and all other concessions, allowances and inducements of any kind then customarily available in the market (and for this purpose Tenant shall be deemed to have received such concessions, allowances and inducements in respect of the Premises for the Extended Term, and such items shall be reflected in such fixed base rent as if the same had been given to Tenant); (ii) market rate brokerage commissions with respect to the Extended Term as if it were a new lease (and for this purpose Landlord shall be deemed to have paid such commissions, which shall be reflected in such fixed base rent as if the same had been paid by Landlord); and (iii) the savings to Tenant resulting from Tenant not having to relocate its operations.

(B) In the event Tenant disagrees with Landlord’s determination of Fair Market Rent at any time and the parties thereafter reach agreement on such Fair Market Rent (and resulting Extension Term Rent) during any Negotiation Period described in Article 35 hereof, such Fair Market Rent (and resulting Extension Term Rent) shall be reflected in the lease amendment required to be executed by Landlord and Tenant pursuant to Article 35 hereof.

(C) In the event Landlord and Tenant are unable to reach agreement on the calculation of Fair Market Rent during any Negotiation Period described in Article 35 hereof, then in any such event the Fair Market Rent shall be determined in accordance with the following arbitration procedures:

(i) Within five (5) days after the expiration of any such Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rent. If the higher of such estimate is not more than one hundred five percent (105%) of the lower of such estimates, then the Fair Market Rent shall be the average of the two estimates. Otherwise, within five (5) days after such exchange of estimates, either Landlord or Tenant may submit the question to arbitration in accordance with clause (ii) below, by delivery of written notice to the other exercising such right within such five (5) day period.

(ii) Within seven (7) days after receipt of such notice, Landlord and Tenant shall select, to act as an arbitrator, an independent MAI appraiser with experience in real estate activities, including at least ten (10) years’ experience in leasing and/or development or appraising office space in the downtown Chicago area. If the parties cannot agree on such an appraiser, each party shall then within a period of seven (7) days thereafter select an independent MAI appraiser meeting the previously-described criteria, and within a third period of seven (7) days after the appointment of the last of the two appraisers to be appointed, the two appointed appraisers shall select a third appraiser meeting the aforementioned criteria, and all three of such appraisers shall independently determine the Fair Market Rent (each such independent determination of the Fair Market Rent shall be called an “Appraised Rent”). If one party shall fail to make an appointment of an appraiser within the foregoing seven (7) day period, then the appraiser chosen by the other party shall choose the other two appraisers.

(iii) Once the appraiser (or appraisers if the parties cannot agree on a single appraiser) has been selected as provided in clause (ii) above, then, as soon thereafter as practicable but in any case within fourteen (14) days after the selection of such appraiser (or the last of such appraisers, as the case may be) the single appraiser’s Appraised Rent or the average of the two closest Appraised Rents (in the case of more than one appraiser) shall be calculated in accordance with the criteria described in Paragraph (A) of this Article 35 (such average shall be called the “Average Appraised Rent”) and the appraiser (or appraisers, as the case may be) shall select one of the two estimates of Fair Market Rent submitted by Landlord and Tenant pursuant to Article 35(C)(i), which shall be the one that is closer to the Appraised Rent or Average Appraised Rent, as the case may be. Landlord and Tenant agree that the estimates submitted by Landlord and Tenant to each other shall not be furnished to the appraiser(s) until the appraisers have informed Landlord and Tenant of the Appraised Rent or Average Appraised Rent, as the case may be, as determined by them. The value so selected shall be the Fair Market Rent (which shall be adjusted pursuant to Article 35(C) to reflect the Extended Term Rent payable with respect to the option then exercised by Tenant). The decision of the appraiser(s) as to the Fair Market Rent shall be submitted in writing to, and be final and binding on, Landlord and Tenant. Landlord and Tenant shall share equally the costs of the appraisers who participated in the foregoing procedure. Any fees of any counsel engaged directly by Landlord or Tenant, however, shall be borne by the party obtaining such counsel.

Notwithstanding the foregoing, at any time prior to the last to occur of Landlord’s or Tenant’s selection of an arbitrator pursuant to clause (ii) above, Tenant shall have the option to withdraw from the arbitration by written notice to Landlord.

36. COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the Base Rent, rent adjustments and other payments provided for herein, and upon keeping, observing and performing all other terms, covenants, conditions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, as extended, peaceably and quietly have, hold and enjoy the Premises subject to the terms of any subordination and non-disturbance agreement and the rights of any mortgagee contained therein and the terms, covenants, conditions and agreements hereof free from hindrance by Landlord or any other person claiming by, through or under Landlord.

37. TERMINATION RIGHT. Tenant shall have and is hereby granted the option exercisable once and only once during the Term of this Lease to terminate this Lease in whole but not in part effective as of the last day of the sixth (6th) Lease Year of the Term (“Termination Date”), subject to the following terms and conditions:

(A) Such option is exercisable upon delivery of a binding written notice to Landlord at any time not less than eighteen (18) months prior to the Termination Date.

(B) It shall be a condition to Tenant’s exercise of the foregoing option that Tenant pay to Landlord (i) the Termination Fee (as defined below), one-half of which shall be due and payable at the time of delivery of the notice of termination described in 37(A) above and the remainder of which shall be payable on the last day of the fifth (5th) Lease Year; and (ii) any and all rent (including, without limitation, Base Rent and rent adjustments payable pursuant to Article 4 of this Lease) then due and payable hereunder. The “Termination Fee” shall be an amount equal to (x) the unamortized cost of Landlord’s Work, abatement, and broker’s commission, using a 10% interest factor, plus (y) the product of (1) the amount of monthly Base

Rent due Landlord hereunder for the calendar month in which the written exercise notice was delivered by Tenant, multiplied by (2) twelve (12).

(C) It shall be a condition to Tenant’s exercise of the foregoing option that Tenant is not in Default of this Lease on the date Tenant delivers notice of its exercise of such option to Landlord or upon the effective termination date. Notwithstanding the foregoing, if the existence of any such Default prior to the scheduled effective termination date shall, pursuant to the foregoing, make ineffective the exercise of such option, such exercise shall nevertheless become effective as of the later of (i) the date of Tenant’s cure of such Default or (ii) the originally scheduled effective date of termination, provided that in any case such Default is cured within the applicable cure or grace period specified in Article 14 hereof.

(D) On or before the Termination Date, Tenant shall surrender the Premises to Landlord in accordance with the terms of this Lease.

38. RIGHT OF FIRST OPPORTUNITY.

(A) In the event that from time to time at any time during the Term, any space located on the twentieth (20th) floor of the Building becomes available for leasing by third parties, Tenant shall have and is hereby granted the right to add such space to the Premises demised hereunder, subject, however, to the rights of any existing tenants in the Building as of the date of this Lease in and to such space, whether by rights of expansion, renewal or otherwise and also subject to Landlord’s right to offer any such space for renewal or expansion to any tenant then occupying any portion of the space. Landlord shall notify Tenant in writing of the availability of such space from time to time and Tenant shall have thirty (30) days from receipt of such notice from Landlord within which to notify Landlord in writing of its acceptance of such offer to add such space to the Premises on all of the same terms and conditions of this Lease, except that the rent for such space shall be equal to the rate Landlord is then prepared to offer on such space in good faith to a third party.

(B) In the event Tenant does not so notify Landlord within said 30-day period of its acceptance of such offer and thereafter promptly enter into a lease amendment which adds such space to the Premises and adjusts the rent applicable to such space pursuant to Article 38 hereof and Tenant’s Proportionate Share pursuant to Article 4 hereof, in accordance with the terms and conditions set forth in Landlord’s notice and Paragraph (A) above, Landlord may thereafter lease such space to any other third party and Tenant shall have no further right or interest in such space. Notwithstanding anything in this Lease to the contrary, unless otherwise expressly agreed, Tenant agrees to accept any space offered to Tenant pursuant to this Article 38 in an “as is” broom clean condition, without any latent defects in the structure of the Building (including, without limitation, the exterior of the Building and the exterior windows of the Building).

(C) Any termination of this Lease or of Tenant’s right to possession under this Lease shall extinguish and cancel all rights of Tenant under this Article 38. The right of first opportunity granted pursuant to this Article 38 is personal to Tenant (and any Successor or Affiliate to which this entire Lease has been assigned in accordance with Article 12) and may not be exercised by or for the benefit of any other party; nor may this right be exercised by Tenant if any of the Premises shall be subject to any sublease or assignment or occupied by any person or entity other than Tenant (or a Successor or Affiliate, as defined in Article 12), either at the time Tenant delivers its written notice to Landlord of the exercise of such option or on the effective date such space is added to the Premises.

(D) Tenant’s right to exercise its rights under this Article 38 is subject to the condition that Tenant is not in Default of this Lease at the time that Tenant delivers its written notice to Landlord of the exercise of any such right, or upon the addition of such space to the Premises (provided the foregoing shall not affect or limit Landlord’s rights to enforce any Defaults of Tenant pursuant to Article 15 hereof). Notwithstanding the foregoing, if the existence of any such Default shall, pursuant to the foregoing, make ineffective the exercise of such right, such exercise shall nevertheless become effective as of the originally scheduled date if such Default is cured within the earlier of (i) any applicable cure or grace period specified in Article 14 hereof or (ii) thirty (30) days after delivery of notice of such Default by Landlord to Tenant.

39. CONFERENCE FACILITIES. During the Term of this Lease, Tenant shall have the right to use an available conference facility in the Building or an adjacent property, on a mutually agreeable schedule, at fifty percent (50%) of the then current room rate charged by Landlord to tenants of the Building for such facility (not to exceed four (4) half-days per calendar year). Tenant’s rights hereunder to use such facility shall be subject to the availability of such facilities, and shall terminate at the end of each calendar year and such rights may not be rolled over to the next calendar year. Tenant acknowledges that Tenant’s use of the above facilities is subject to reasonable scheduling by Landlord and may be subject to such reasonable rules and regulations uniformly enforced as Landlord may from time to time prescribe; and Tenant further agrees to pay Landlord for reasonable set up, beverage and/or audio/visual/teleconferencing services provided by Landlord at Tenant’s request in connection with Tenant’s use of such facilities at the then published rates for such services.

40. ENTIRE AGREEMENT. Except as expressly otherwise provided herein, this Agreement, together with all of the exhibits attached hereto, constitutes the entire understanding between Landlord and Tenant as to the subject matter hereof and supersedes all prior agreements between the parties hereto about such matters, and all of the representations and obligations of Landlord and Tenant are contained herein.

41. LIMITATION OF LANDLORD’S LIABILITY. Tenant agrees to look solely to Landlord’s interest in the Property for the enforcement or payment of any judgment, award, order or other remedy under or in connection with this Lease or any related agreement, instrument or document or in respect of any matter whatsoever relating to this Lease, the Premises or the Property. No other assets of Landlord (or any assets of any members, partners, beneficiaries, shareholders, managers, officers, directors, employees or agents of Landlord) shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. No personal liability is assumed by, nor shall at any time be asserted or enforceable against Landlord, its members, any successor owner, or Merchandise Mart Properties, Inc., Landlord’s managing agent, or their respective successors or assigns or the members, partners, beneficiaries, shareholders, managers, officers, directors, employees or agents of any of them on account of this Lease or any covenant, undertaking or agreement of Landlord in this Lease contained.

IN TESTIMONY WHEREOF, the parties hereto have caused this instrument to be executed in duplicate as of the day and year first above written.

TENANT:

ALLSCRIPTS, LLC, a Delaware limited liability company

	By:	/s/ Lee Shapiro
	Title:	President

LANDLORD:

MERCHANDISE MART L.L.C., a Delaware limited liability company

By:	Vornado Realty L.P., a Delaware limited partnership, its sole member

	By:	Vornado Realty Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ Vornado Realty L.P. and Vornado Realty Trust

	Its:	Authorized Signatory

CERTIFICATE

(If Tenant is a Corporation)

I,                         ,                  Secretary of                                     , Tenant, hereby certify that the foregoing Lease has been authorized by all necessary corporate action on behalf of Tenant, the officer(s) executing the foregoing Lease on behalf of Tenant was/were duly authorized to act in his/their capacities as and                              and his/their action(s) are the action of Tenant.

(Corporate Seal)

Secretary

EXHIBIT A

Premises

EXHIBIT B

Operating Expenses and Real Estate Related Taxes

Tenant:	____________________________

Current Operating Year:	____________________________

Tenant Square Feet:	____________________________

Per Square Foot
Operations	$
Utilities (Excluding Tenant Share)
General Housekeeping (Excluding Tenant Related)
Security
Insurance
Repairs and Maintenance
Operations Management
Building Management (Excluding Showroom Promotional)	_______
Total Operating Expenses	$
Proportionate Share at %	$	$

Real Estate Related Taxes
Taxes Paid
Less refunds received in
Plus Outside Services	______
Total Real Estate Related Taxes	$
Proportionate Share at %	$	$

Tenant Cleaning	$_____	$_____
Total Expenses	$	$

Operating Expenses and Real Estate Related Taxes

Tenant:

Current Operating Year:	Base Year: Ending 12/31/

In accordance with your Lease dated                      (as amended) Tenant is required to pay its proportionate share of any increase in Operating Expenses and Real Estate Related Taxes over the Base Year as follows:

Operations
Operating Expenses for the year ended 12/31/	$
Base Year Amount		________
Increase over Base Year
Tenant’s Proportionate Share		________	%
Annual Proportionate Share Operating Expense	$

Real Estate Related Taxes
Real Estate Related Taxes for the year ended 12/31/	$
Base Year Amount		________
Increase over Base Year
Tenant’s Proportionate Share		________	%
Annual Proportionate Share Real Estate Related Taxes	$

Tenant Cleaning
Cleaning Cost for the year ended 12/31/	$
Base Year Amount		________
Increase over Base Year		________
Total Expenses	$	________
Amount Previously Billed		________
Additional Amount Due	$

EXHIBIT C

PROTOCOL FOR ACM REMOVAL, THE MERCHANDISE MART

There are some asbestos-containing materials (“ACM”) in some areas of The Merchandise Mart. MMPI has adopted and implemented an abatement and operations and maintenance program (“O & M Program”), a copy of which is available for review by Tenant, which sets forth certain procedures to be followed in connection with any Improvements to be made in the Building, in order to prevent disturbance to any ACM that may be encountered. Tenant acknowledges, and hereby expressly agrees to cause its agents, employees and contractors to comply at all times with, the O & M Program (as amended from time to time).

This Protocol describes the procedures followed and safeguards employed in connection with ACM abatement in common spaces, tenant spaces, and other areas of The Merchandise Mart.

The current view of the EPA, OSHA, and most experts is that ACM should be left in place until it presents a risk of fiber release. In the late 1980’s all ACM identified by an independent survey firm as presenting a risk of such release was removed from the Mart, including ACM pipe covering in good condition that might have been subject to accidental damage because of its location in stairways or other traffic areas. Now MMPI removes ACM at the Building’s cost as it becomes subject to possible damage or disturbance by maintenance, repairs, demolition, etc.

MMPI learns of the presence of ACM in three ways: (1) MMPI’s Environmental Control Manager visits areas scheduled for work and looks for ACM or indications that it may be present although it is not visible; (2) the Environmental Control Manager makes regular inspections of work areas; and (3) contractors (as required by our standard General Conditions) and MMPI supervisors advise the Environmental Control Manager of material they encounter and suspect to be ACM. (Note: Due to work done before ACM was recognized to be hazardous, pieces of old insulation or ACM debris are occasionally found in concealed locations uncovered by demolition.) If material observed may be, but is not clearly, ACM it is either removed by proper ACM abatement techniques or it is bulk sampled and examined by Polarized Light Microscopy, by an independent laboratory, to determine whether removal is necessary.

ACM removal normally takes place at night. If loose or friable ACM is uncovered, demolition, construction, and maintenance workers leave the area until it is removed by an abatement contractor on an expedited basis. Abatement is done in accordance with federal, state and local laws and regulations; The Merchandise Mart ACM Abatement Specifications as amended through November 1992; and the National Institute of Building Sciences Guidance Manual, Asbestos Operations & Maintenance Work Practices, September 1992.

Most of the ACM in the Mart is pipe covering. It is removed by the glove bag method to prevent escape of fibers into the air. ACM is removed wet (the ACM covering is sprayed with a water mixed penetrant solution). Drop cloths are used. No other activity is allowed in an area where abatement is taking place. “Tenting” or containment, using negative air, is done where appropriate. The abatement area is cleaned by HEPA or wet vacuuming as appropriate and the contents of the vacuum are disposed of as ACM. A final air clearance is performed by an independent testing laboratory to verify that fibers did not escape during the removal process. The MMPI Environmental Control Manager makes a final inspection of the abatement site to determine whether the work has been properly executed and is complete.

The Building may also contain vinyl asbestos floor tile (“VAT”) and associated mastic. MMPI’s protocol, consistent with the EPA’s view, is that non-friable and undisturbed VAT is to be managed in place. Once identified the non-friable and undisturbed VAT is secured by a protective covering (carpeting). Friable VAT in poor condition is abated in accordance with this Protocol.

During removal, personal air monitors are used by abatement workers to measure fiber counts, in accordance with OSHA regulations. MMPI has an independent laboratory monitor fiber counts to confirm that they do not exceed OSHA action levels and EPA clearance levels.

It is the policy and practice of MMPI that ACM abatement/removal will be done by experienced and certified Illinois licensed contractors, using certified/trained abatement personnel. Abatement contractors notify the EPA before working at the Mart. MMPI’s Environmental Control Manager holds the appropriate licenses and certifications from governmental authorities and training institutions. Employees of MMPI do not participate in ACM abatement.

ACM is disposed of by the abatement contractor doing the work, and disposal receipts are filed in the Office of MMPI.

EXHIBIT D

Janitorial Specifications

I.	NIGHTLY: Monday through Friday (Holidays excluded)

•	Dust mop, using a treated mop, all vinyl asphalt, rubber and similar types of flooring. This includes removal of gum and other similar substances using a scraping device.

•	Vacuum all common carpeted areas within tenant space.

•	Remove spots from carpeted areas, if possible.

•	Hand dust and wipe clean, with a chemically treated cloth, furniture, file cabinets, cleared desk tops, counter tops and horizontal surfaces.

•	Remove spots from all painted surfaces, entrance doors, glass walls and covering (except fabric) as necessary.

•	Remove all gum and foreign matter in sight.

•	Empty all waste receptacles and remove waste paper and waste materials to a designated area.

•	Spot mop floors for spillage, etc.

•	Empty and damp wipe all ash trays.

•	Upon completion of work, all slop sinks are to be thoroughly cleaned and cleaning equipment and supplies stored neatly in locations designated by Building Manager’s Office.

•	Clean elevator cabs, including floors.

•	Sweep clean loading dock areas.

•	In corridors and lobby, dust and wipe clean mail chutes, mail depository door glass, metal door knobs, kick plates and directional signs.

II.	WEEKLY:

•	Completely vacuum all carpeted areas.

•	Dust all baseboards, low level ledges, sills and moldings (under 8 ft.).

•	Damp mop high traffic resilient tile areas.

•	Wash all glass entrance doors side panels and glass walls inside and out.

III.	MONTHLY:

•	Dust all picture frames, charts and venetian blinds which are not reached in nightly cleaning.

•	Buff all tile floor areas.

IV.	QUARTERLY:

•	Dust exterior of lighting fixtures.

•	Vacuum all air conditioning vents, grills, etc.

•	Vacuum upholstered furniture.

V.	SEMI-ANNUALLY:

•	Vacuum all vertical partitions and fabric.

LAVATORIES

I.	NIGHTLY: Monday through Friday

•	Clean and sanitize all toilet bowls, urinals and wash basins.

•	Clean and polish all chrome and stainless steel fittings.

•	Clean and sanitize toilet seats.

•	Clean and polish all glass and mirrors.

•	Empty trash receptacles and insert new liners where required.

•	Wash and sanitize counter tops and exteriors of all trash receptacles.

•	Spot clean all partitions and remove graffiti.

•	Spot clean walls, doors and trim.

•	Damp mop and sanitize tile floors.

•	Refill all dispensers to normal limits.

II.	QUARTERLY:

•	Machine scrub tile floors.

•	Wash partitions.

•	Dust or vacuum all vents and grills.

•	Wash ceramic tile walls.

•	Clean high level ledges and sills.

III.	ANNUALLY:

•	Strip, seal and refinish.

LOBBIES, CORRIDORS, STAIRWELLS & ELEVATORS

I.	NIGHTLY: Monday through Friday

•	Vacuum all carpeted areas, including edges.

•	Remove spots from carpet, if possible.

•	Spot clean all doors, trim and walls.

•	Clean and sanitize drinking fountains.

•	Spot clean and vacuum/mop all elevators.

•	Damp mop all hard surface floors.

•	Clean Directories.

•	Dust low level ledges, sills and moldings.

•	Empty trash receptacles and remove waste to designated area.

•	Empty ash trays.

II.	WEEKLY:

•	Spray and buff all hard floor surfaces.

•	Dust high level ledges, sills and molding (under 8 ft.).

•	Completely clean glass doors, partitions and trim.

III.	QUARTERLY:

•	Dust/vacuum vents and grills.

MISCELLANEOUS

•	Cleaning of kitchens and computer rooms is the responsibility of the tenant.

•	Day maid/porter service is provided to public washrooms.

•	Lobby floor mats to be put out in lobby during inclement weather.

EXHIBIT E

Rates for Operations and Construction Services

FUNCTION	REIMBURSEMENT
Construction Services:

Rubbish	$11.00 per cubic yard (construction debris only)
Water	No Charge
Sprinkler Shutdowns	$52.75/zone/occurrence; shutdown and reactivation
Plumbing Shutdowns	Actual costs per rates below, 1 hour minimum
Electrical Shutdowns	Actual costs per rates below, 1 hour minimum
Third Parties	Actual costs

Operations:

Electricity	*
After-hour HVAC	$85/hr (summer), $65/hr (winter)
Housekeeping	$30.00 per hour
Security	$30.00 per hour
Elevator operators	$30.00 per hour
Crating/Materials Management	$30.00 per hour
Electricians	$66.50 per hour
Carpenters	$66.50 per hour
Engineers	$52.75 per hour
Decorators	$61.85 per hour
Plumbers	$58.50 per hour

All rates should be adjusted accordingly if required at time and one-half or double time (on overtime basis). Rates are subject to change.

*	Temporary power panels and closets serving Tenant exclusively will be separately metered to Tenant.

EXHIBIT F

SHELL AND CORE WORK

EXHIBIT G

PRELIMINARY DRAWINGS; SPECIFICATIONS; AND SCHEDULE